Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

dated as of April 5, 2023

by and

between

BOXED, INC.

and

SPRESSO, LLC

-i-

-ii-

-iii-

SECTION 10.16 No Presumption	54
SECTION 10.17 Fiduciary Obligations	54
SECTION 10.18 Counterparts	54

-iv-

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Trademark Assignment Agreement
Exhibit D	Form of Copyright Assignment Agreement

1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of April 5, 2023 by and between BOXED, INC., a Delaware corporation (“Seller”) and SPRESSO, LLC, a Delaware limited liability company (“Purchaser”).  Seller and Purchaser are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.

RECITALS:

WHEREAS, Seller, directly and through its Subsidiaries, is engaged in the business of development, marketing and licensing its proprietary software system marketed under the name “Spresso” which provides e-commerce storefront, marketplace, business-to-business (B2B), fulfillment, including last-mile, inventory management, bin-packing, order management, price optimization, customer retention, customer analytics, advertising and back-end business operations technologies to retailers, Direct-To-Consumer manufacturers and marketplace operators (the “Business”);

WHEREAS, on April 2, 2023 (the “Petition Date”), Seller and certain debtor affiliates, including Boxed, LLC, Ashbrook Commerce Solutions, LLC (“Ashbrook”), Jubilant LLC (“Jubilant”), and Boxed Max LLC (“Boxed Max” together with Ashbrook and Jubilant, the “Subsidiary Guarantors”) commenced voluntary cases (collectively, the “Bankruptcy Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, at the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell and transfer to Purchaser or its designees, and Purchaser or its designees desire to purchase and accept and assume from Seller, the Transferred Assets and the Assumed Liabilities (each as defined below) (the “Acquisition”);

WHEREAS, the Parties intend to effectuate the transactions contemplated by this Agreement through a sale of the Transferred Assets pursuant to Sections 105(a), 363 and 365 of the Bankruptcy Code and Rules 2002, 4001, 6004, 6006, and 9014 of the Federal Rules of Bankruptcy Procedure; and

WHEREAS, Seller’s ability, and Purchaser’s willingness, to consummate the transactions set forth in this Agreement is subject to, among other things, the entry of the Sale Order by the Bankruptcy Court.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01 Certain Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“Acquisition” has the meaning specified in the Recitals.

“Action” means any claim, action, litigation, suit, proceeding, investigation or arbitration by or before any Governmental Authority or authorized arbitrator.

“Administrative Agent” means Alter Domus (US) LLC, in its capacity as administrative agent under the First Lien Credit Agreement (as defined below).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Agreement” has the meaning specified in the Preamble.

“AI Technologies” means any and all deep learning, machine learning, and other artificial intelligence technologies, including without limitation any and all: (a) proprietary algorithms, software, or systems that make use of or employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, or k-means clustering), or reinforcement learning; and (b) proprietary embodied artificial intelligence and related hardware or equipment.

“Allocation Statement” has the meaning specified in Section 2.09.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the IP Assignment Agreements and, if approved by the Bankruptcy Court, the Transition Services Agreement.

“Assigning Affiliates” has the meaning specified in Section 4.08.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed by Purchaser and Seller or certain of its Subsidiaries (as applicable) on the Closing Date, substantially in the form attached hereto as Exhibit A.

“Assumed Liabilities” has the meaning specified in Section 2.02(a).

“Bankruptcy Cases” has the meaning specified in the Recitals.

“Bankruptcy Code” has the meaning specified in the Recitals.

“Bankruptcy Court” has the meaning specified in the Recitals.

“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), whether written or unwritten or otherwise, funded or unfunded, including each bonus, profit sharing, severance, termination pay, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based, fringe benefit or other employee benefit plan, program, policy, or agreement of any kind (other than offer letters in Seller’s standard form that provide for at-will employment and are terminable without any notice or liability).

“Bill of Sale” means the bill of sale and conveyance to be executed by Purchaser and Seller or certain of its Subsidiaries (as applicable) on the Closing Date, substantially in the form attached hereto as Exhibit B.

“Boxed Market Technology” means the proprietary technology and other Intellectual Property consisting of eCommerce software covering storefront, digital shopping user-experience, loyalty, inventory and order management, checkout and payment technology, and fulfillment technology including ERP, receiving, logistics and dispatching technology to support an end-to-end digital shopping experience developed exclusively by or on behalf of Boxed Max, LLC solely for use in the Retail Business, including US Patent application No. 17/542,286 and any patents issuing therefrom.

“Business” has the meaning specified in the Recitals.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks are required or authorized by Law to remain closed in New York City, New York.

“Business IP” has the meaning specified in Section 3.14(c).

“Closing” has the meaning specified in Section 2.05.

“Closing Date” has the meaning specified in Section 2.05.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning specified in Section 5.03(a).

“Consent” has the meaning specified in Section 3.03.

“Contract” means any written binding contract, agreement, commitment, licenses, sublicense, purchase order or other legally binding instrument.

“Contractors” has the meaning specified in Section 6.01.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.  The term “Controlled” shall have a correlative meaning.

“Copyright” has the meaning specified in the definition of “Intellectual Property”.

“Credit Bid” has the meaning specified in Section 2.03(a).

“Credit Bid Amount” has the meaning specified in Section 2.03(a).

“Cure Costs” means all monetary Liabilities, including pre-petition monetary Liabilities, of Seller and its Subsidiaries that must be paid or otherwise satisfied to cure all of Seller’s monetary and other defaults under the Transferred Contracts pursuant to Section 365 of the Bankruptcy Code at the time of the assumption thereof and assignment of the Transferred Contracts to Purchaser as provided hereunder as such amounts are determined by the Bankruptcy Court.

“Effects” has the meaning specified in the definition of “Material Adverse Effect”.

“Enforceability Limitations” has the meaning specified in Section 3.02.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each person or entity under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning specified in Section 2.01(b).

“Excluded Contracts” has the meaning specified in Section 2.01(b)(v).

“First Lien Credit Agreement” means, collectively (i) the first lien credit agreement, dated August 4, 2021, among Seller, Boxed, LLC, Alter Domus (US) LLC as administrative agent for the Lenders (as defined therein) and the Lenders (as defined therein), as amended by the first amendment to credit agreement, dated January 20, 2023, as further amended, amended and restated or otherwise modified from time to time, and (ii) the joinder agreement, dated December 8, 2021, among Seller, Boxed, LLC and Alter Domus (US) LLC as administrative agent for the lenders, as amended, amended and restated or otherwise modified from time to time.

“Fraud” means Seller or Purchaser, as the case may be, has made a material representation or warranty in Article III, in the case of Seller, or Article IV, in the case of Purchaser, with actual knowledge that such representation or warranty was inaccurate at the time it was made for the specific intent of inducing the other Party to enter into this Agreement to its detriment such that it constitutes common law fraud and, for the avoidance of doubt, does not include constructive fraud or merely making a negligent misrepresentation or negligent disclosure.

“Glints Contractors” has the meaning specified in Section 6.01.

“Governmental Authority” means any U.S. or foreign national, supranational, federal, state, provincial or local authority, court, government or self-regulatory organization (including any stock exchange), commission, tribunal or organization, or any regulatory agency, or any political or other subdivision, department or branch of any of the foregoing, provided the foregoing shall not include the United States Trustee’s Office for the District of Delaware.

“Indemnified Third Party Claim Materials” has the meaning specified in Section 10.14(b).

“Intellectual Property” means all proprietary and intellectual property rights, whether registered or unregistered, in any jurisdiction, including (a) patents, utility model patents and design patents, in each case, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (“Patents”); (b) trademarks, domain names, service marks, brand names, certification marks, trade dress, logos, trade names and other indications of origin, together with the goodwill associated therewith (“Trademarks”); (c) original works of authorship, moral rights, copyrights, and rights equivalent thereto (“Copyright”) and rights in and to Software; (d) trade secrets, know-how, technology, proprietary processes, formulae, inventions, compositions, techniques, technical data and information, procedures, databases, algorithms, models, methodologies, data, data bases and confidential information; (e) all applications to register, registrations and renewals or extensions of the foregoing; and (f) other similar or equivalent intellectual property rights anywhere in the world together with all income, royalties, damages, and payments due or payable at the Closing or thereafter (including for past or future infringements thereof), the right to sue and recover for past infringements or misappropriations thereof and all corresponding rights that may be secured in any jurisdiction.

“Intellectual Property Agreements” has the meaning specified in Section 3.13(a)(x).

“IP Assignment Agreements” means the Trademark Assignment Agreement attached hereto as Exhibit C and the Copyright Assignment Agreement attached hereto as Exhibit D.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means information technology assets and systems, including infrastructure, applications, equipment and networks, but excluding Software.

“Key Employees” means Jared Yaman, David Miller, Anna Meyer, Andrea Chesleigh and Antony Yang.

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of Mark Zimowski, Jared Yaman and David Miller, following reasonable inquiry of such Person’s direct reports, as of the date of this Agreement.

“Law” means any international, national, federal, state or local law, ordinance, regulation, statute, code or other rule enacted or promulgated by any Governmental Authority.

“Leave Employees” shall mean any Requisite Employee that is absent from work due to short or long-term disability or an authorized leave of absence and has the right to return to employment following expiration of such absence under applicable Law, in each case effective as of the expiration of the period of absence.

“Lenders” means the lenders party to the First Lien Credit Agreement.

“Liabilities” means any debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, including those arising under any Law or Action and those arising under any Contract.

“Lien” means any deed of trust, lien (as defined in section 101(37) of the Bankruptcy Code), claim (as defined in section 101(5) of the Bankruptcy Code), option, pledge, hypothecation, mortgage, security interest, encumbrance, charge, title defect, easement, right of way, encroachment, conditional sale or other title retention agreement, or other similar imposition, imperfection, or defect of title or restriction on transfer or use.

“Loan Assignment” has the meaning specified in Section 4.08.

“Lookback Date” means January 1, 2021.

“Material Adverse Effect” means any occurrence, event, change or circumstance (each, an “Effect”) that, individually or considered together with all other Effects, has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or condition (financial or otherwise) or assets of the Business, taken as a whole; provided that none of the following, either alone or in combination, shall constitute or contribute or be considered in determining whether there has been, or would reasonably be expected to be, a “Material Adverse Effect”:  (a) Effects that generally affect the industries and markets in which the Business operates (including legal and regulatory changes); (b) general economic, market, business, regulatory, geopolitical or political conditions (or changes therein) or Effects or developments affecting the financial, credit, securities, commodities or derivatives markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates or tariffs or any trade wars; (c) Effects arising from, or attributable to, earthquakes, fires, explosions, floods, hurricanes, tornadoes, natural disasters or other acts of nature or God, epidemics, pandemics or other disease outbreaks or public health events; (d) any global, national, international, foreign, domestic or regional economic, financial, social, geopolitical or political conditions (including changes therein) or events in general, including the actual or projected results of elections, hostilities, riots, sabotage, unrest, terrorism, cyberterrorism or cybercrime, acts of war or military actions or any escalation, worsening or diminution of any of the same; (e) changes (or proposed changes) or modifications in US GAAP, other applicable accounting standards or applicable Law or the interpretation or enforcement thereof; (f) Effects or developments arising from, or attributable to, compliance with the terms of, or the taking of any action required or contemplated by, this Agreement or the Ancillary Agreements, or any action taken, or failure to take action, in each case which Purchaser or any of its Affiliates has approved, consented to or requested or otherwise taken or omitted to take (or any action not taken as a result of the failure of Purchaser to consent to any action requiring Purchaser’s consent pursuant to Section 5.01); (g) any reduction in the price of services or products offered by the Business in response to the reduction in price of comparable services or products offered by a competitor; (h) Effects arising from, or attributable to, the execution, announcement or pendency of, or the consummation of the transactions contemplated by, this Agreement, or the identity of Purchaser or any of its Affiliates; (i) Effects arising from, or attributable to, the failure by the Business to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect); (j) any Effect resulting from, or attributable to, the filing, pendency or continuation of the Bankruptcy Cases, including Seller’s or its Subsidiaries’ inability to pay its obligations as a result of the filing of the Bankruptcy Cases and any Orders of, or action or omission approved by, the Bankruptcy Court (or any other Governmental Authority of competent jurisdiction in connection with any such Action) or any objections by any third party in the Bankruptcy Court to this Agreement, the Acquisition and the other transactions contemplated by this Agreement; or (k) any decline, in and of itself, in the market price or trading volume of Seller’s common stock (provided that the underlying causes giving rise to or contributing to such decline in market price or trading volume, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect); provided that, to the extent that any event in clauses (a), (b), (c), (d), or (e) materially and disproportionately has a greater adverse impact on the Business, taken as a whole, as compared to the adverse impact such event has on other Persons operating in the same industries as the Business operates, then the incremental effect (and only the incremental effect) of such event shall be taken into account in determining whether a Material Adverse Effect has occurred.

“Material Contract” has the meaning specified in Section 3.13.

“Nearshore Contractors” has the meaning specified in Section 6.01.

“Necessary Consents” has the meaning specified in Section 2.07(a).

“NYSE” the New York Stock Exchange and any successor stock exchange or inter-dealer quotation system operated by the New York Stock Exchange or any successor thereto.

“Order” means any decision, ruling, order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Patents” has the meaning specified in the definition of “Intellectual Property”.

“PEO” means any professional employer organization, co-employer organization, human resources and benefits outsourcing entity, or other similar vendor or provider.

“PEO 401(k) Plan” means a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from Tax under Section 501(a) of the Code) maintained by a PEO designated by Purchaser or its Affiliates.

“PEO Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by a PEO designated by Purchaser or any of its Affiliates and in which any Requisite Employee, or any beneficiary thereof, is or becomes eligible to participate or derive a benefit in connection with the engagement of such PEO.

“Permits” means any consent, approval, authorization, license, registration or permit of any Governmental Authority.

“Permitted Liens” means the following Liens:  (a) Liens for Taxes not yet due and payable or the validity of which is being timely contested in good faith by appropriate proceedings; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law, in each case, arising or incurred in the ordinary course of business; (c) Liens incurred in the ordinary course of business that secure obligations (or relate to assets having a fair market value) in amounts not material to the Business; (d) zoning, entitlement, building and land use regulations, customary covenants and conditions, defects of title, easements, encroachments, rights-of-way, restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the Business which do not materially interfere with the present use or operation of such Transferred Assets, as applicable, and do not secure indebtedness; (e) any Liens set forth on Section 3.10(a) of the Seller Disclosure Schedule; and (f) licenses and other rights granted under Intellectual Property on a non-exclusive basis in the ordinary course of business.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity.

“Personal Information” means data or information (a) that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household any other data or information that constitutes “personal data,” “personal information,” or the like under applicable Privacy Protection Laws, or (b) that is otherwise subject to a Law relating to privacy or security of data or information (including if it constitutes “personal information” or “personal data” or other equivalent term under any such Law).

“Petition Date” has the meaning specified in the Recitals.

“Post-Closing Covenant” has the meaning specified in Section 10.01.

“Pre-Closing Representation” has the meaning specified in Section 10.14(a).

“Privacy Laws” means all applicable (a) Privacy Protection Laws, (b) published, posted, and internal policies, procedures, notices, and agreements relating to Seller’s Processing of Personal Information, and (c) contract terms, consents, codes of conduct, and applicable industry standards to which Seller is bound relating to Seller’s and its Subsidiaries’ Processing of Personal Information.

“Privacy Protection Laws” means all applicable Laws related to data protection, privacy, data security, breach notification, consumer marketing, and cross border data transfer and the Processing of Personal Information, in each case solely to the extent applicable to Seller.

“Process” or “Processing” means any operation or set of operations which is performed on data, or on sets of data, including Personal Information, whether or not by automated means, such as the receipt, access, acquisition, arrangement, collection, copying, creation, maintenance, modification, recording, organization, processing, compilation, selection, structuring, storage, visualization, adaptation, alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction of such data.

“Property Taxes” has the meaning specified in Section 7.03.

“Purchase Price” has the meaning specified in Section 2.03(a).

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Section 4.01 (Organization and Good Standing), Section 4.02 (Authority; Execution and Delivery; Enforceability), Section 4.06 (Sufficiency of Funds; Solvency) and Section 4.10 (Brokers).

“Purchaser Parties” has the meaning specified in Section 4.01.

“Registered Intellectual Property” means all Transferred Intellectual Property that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, employees, agents, consultants and advisors.

“Requisite Employee” means each employee, independent contractor or other individual service provider of Seller who is listed on Section 1.01(a) of the Seller Disclosure Schedule, which may be updated from time to time by mutual agreement of the Parties.

“Retail Business” means the business, as conducted by Seller and its Subsidiaries as of the date of this Agreement, of operating an e-commerce retail service for the distribution, sale and marketing of certain bulk pantry consumables to businesses and household customers in the contiguous United States and the express delivery of fresh food and other grocery items in certain limited geographies in the United States.

“Retained Liabilities” has the meaning specified in Section 2.02(b).

“Sale Motion” has the meaning specified in Section 5.07(b).

“Sale Order” means an Order of the Bankruptcy Court, which Order is in form and substance reasonably acceptable to Purchaser and Seller and will, among other things, (a) approve, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by Seller of this Agreement, (ii) the Acquisition on the terms set forth herein and free and clear of all Liens, claims, encumbrances and interests (other than included in the Assumed Liabilities and Permitted Liens), and (iii) the performance by Seller of its obligations under this Agreement, (b) authorize and empower Seller to assume and assign to Purchaser the Transferred Contracts, (c) find that Purchaser is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code and grant Purchaser the protections of Section 363(m) of the Bankruptcy Code, (d) find that Purchaser is not a successor of Seller or any of its Subsidiaries, (e) enjoin all Persons holding Liens, claims, encumbrances and other interests, including rights or claims based on any vicarious, successor or transferee liability of any kind or character whatsoever, including any theory of antitrust, environmental, labor law, de facto merger, or substantial continuity from asserting them against Purchaser, (f) find that this Agreement was negotiated, proposed and entered into without collusion, in good faith and from arm’s length bargaining positions, (g) find that Seller and Purchaser have not engaged in any conduct that would cause or permit this Agreement to be avoided under Section 363(n) of the Bankruptcy Code, (h) find that this Agreement and the transactions contemplated hereby, are binding upon, and are not subject to rejection or avoidance by, any chapter 7 or chapter 11 trustee of Seller, (i) find that Purchaser is entitled to credit bid the Credit Bid Amount pursuant to Section 363(k) of the Bankruptcy Code, (j) find that fair and reasonably equivalent value was received in connection with this Agreement, (k) authorize Seller and Purchaser to execute and file termination statements, instruments of satisfaction, releases and similar documents with respect to all Liens that any Person has with respect to the assets transferred pursuant to this Agreement, (l) order that Purchaser is receiving good and valid title to all Transferred Assets and (m) find that notice was properly given to all holders of any Liens or interest, and to all counterparties to the Transferred Contracts.

“Scraped Data” means Training Data that was collected or generated using web scraping, web crawling, or web harvesting software, or any software, service, tool, or technology that turns the unstructured data found on the internet into machine-readable, structured data, in each case other than customer data.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning specified in the Preamble.

“Seller 401(k) Plan” means a Seller Benefit Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code maintained by Seller or any of its Subsidiaries.

“Seller AI Policies” has the meaning specified in Section 3.14(t).

“Seller AI Products” means all products and services of the Seller and its Subsidiaries related to the Business that employ or make use of AI Technologies.

“Seller Benefit Plan” means each material Benefit Plan entered into, maintained, sponsored or contributed to by Seller or any of its Subsidiaries or to which Seller or any of its Subsidiaries has any obligation to contribute, or with respect to which Seller or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement), in each case with respect to any Requisite Employee or to any beneficiary or dependent thereof.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser on the date hereof.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 3.01 (Organization, Standing and Power), Section 3.02 (Authority; Execution and Delivery; Enforceability), Section 3.04(i) (No Conflicts) and Section 3.16 (Brokers).

“Seller Marks” means “BOXED” and all other Trademarks, other than those included in the Transferred Assets, owned by Seller or any of its Subsidiaries, together with the goodwill associated therewith.

“Seller Related Person” has the meaning specified in Section 10.14(a).

“Seller SEC Documents” has the meaning specified in Section 3.05.

“Software” means computer software programs and software systems, whether in source code, object code, machine readable or human readable form, and all design documents, flow-charts, user manuals and training materials relating thereto and all translations, compilations, arrangements, adaptations, and derivative works thereof.

“Source Code” has the meaning specified in Section 3.14(q).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax” or “Taxes” means any and all taxes, charges (including customs duties or fines), fees, levies, imposts, duties or other assessments in the nature of a tax, imposed by or payable to any federal, state, provincial, local, or foreign Taxing Authority, including any gross income, net income, alternative or add-on minimum, franchise, profits or excess profits, gross receipts, estimated, capital, goods and services, documentary, sales, use, transfer, registration, ad valorem, business rates, value added, sales, customs, real or personal property, capital stock, license, payroll, withholding or back‑up withholding, employment, social security, healthcare, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, occupancy, transfer, gains taxes, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto, and shall include any liability for any of the foregoing amounts  (a) of a predecessor entity, as a transferee or arising by operation of law; (b) as a result of being a member of an affiliated, consolidated, combined, or unitary group for any period (including any arrangement for group or consortium Tax relief or similar arrangement); and (c) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement to make any payment determined by reference to the Tax liability of a third party.

“Tax Returns” means all returns, reports (including elections, declarations, disclosures, schedules, estimates, claim for refunds, and information returns) and other information required to be supplied to a Taxing Authority relating to Taxes, and any attachment thereof or amendment thereto.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Termination Date” has the meaning specified in Section 9.01(b)(i).

“Trademarks” has the meaning specified in the definition of “Intellectual Property”.

“Training Data” means training data, validation data, and test data or databases used to train or improve an algorithm.

“Transaction Documents” means this Agreement, the Ancillary Agreements and any certificate or other document delivered by any party hereto or thereto in connection herewith or therewith.

“Transfer Taxes” mean all transfer, goods and services, sales, use, real or personal property transfer, documentary, value-added, stamp, recording, conveyancing, franchise, duty, excise and all other similar Taxes or other like charges, together with interest, penalties or additional amounts imposed with respect thereto.

“Transferred Assets” has the meaning specified in Section 2.01(a).

“Transferred Contracts” has the meaning specified in Section 2.01(a)(i).

“Transferred Employee” means any Requisite Employee who accepts Purchaser’s, or one of its Affiliates’, offers of employment, provided that a Leave Employee shall not be treated as a Transferred Employee until the end of such Leave Employee’s period of absence.

“Transferred Intellectual Property” has the meaning specified in Section 2.01(a)(iv).

“Transferred IT Assets” has the meaning specified in Section 2.01(a)(iii).

“Transferred Records” has the meaning specified in Section 2.01(a)(ii).

“Transferred Software” has the meaning specified in Section 2.01(a)(iv).

“Transition Services Agreement” has the meaning specified in Section 5.11.

“US GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“VDR” means the electronic data room for Project Phoenix maintained by Datasite LLC.

“WARN Act” has the meaning specified in Section 6.07.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant set forth in this Agreement, an intentional action or intentional omission by a Party that causes such Party to be in material breach of such representation, warranty, agreement or covenant.

SECTION 1.02 Terms Generally.  Unless the context otherwise requires expressly:

(a)          words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders, in each case, as the context requires;

(b)         the term “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, clause, subclause, Exhibit and Schedule references are to the Articles, Sections, paragraphs, clauses or subclauses of, or Exhibits or Schedules to, this Agreement, as applicable, unless otherwise specified;

(c)          the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified;

(d)         references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided that nothing contained in this clause (d), is intended to authorize any assignment or transfer not otherwise permitted by Section 10.08;

(e)          the word “or” shall be disjunctive but not exclusive;

(f)          references to “Dollars” or “$” shall mean the lawful currency of the United States of America;

(g)         references to “day” or “days” are to calendar days;

(h)          references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(i)           references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(j)           references to any document or information having been “made available” or “delivered” by Seller to Purchaser shall include Seller or its Representatives having posted such document or information to the VDR; and

(k)         if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

ARTICLE II
PURCHASE AND SALE OF TRANSFERRED ASSETS; ASSUMPTION OF ASSUMED LIABILITIES

SECTION 2.01 Purchase and Sale of Transferred Assets; Exclusion of Excluded Assets.

(a)        On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and shall cause its Subsidiaries to, sell, transfer, convey, assign and deliver to Purchaser (or, as applicable, one or more Affiliates of Purchaser designated by Purchaser in writing within five (5) Business Days following the date hereof), and Purchaser shall (or, as applicable, shall cause such Affiliates of Purchaser to) purchase and accept from Seller and its Subsidiaries all of their respective right, title and interest, as they exist as of the Closing, in, to and under the following rights, properties and assets, excluding in all cases the Excluded Assets (the “Transferred Assets”):

(i)          subject to Section 2.07, all Contracts related to the Business, including the Contracts set forth in Section 2.01(a)(i) of the Seller Disclosure Schedule (the “Transferred Contracts”);

(ii)       all books of account, general, financial, and non-income Tax Returns (and supporting workpapers and other records), invoices, correspondence and other documents, records and files of Seller and its Subsidiaries related to the Business, including Transferred Employee personal records (but not to the extent exclusively related to any Excluded Asset) (such files, books, records and other documents referenced in this clause (ii) and in clause (x) of this Section 2.01(a), collectively, the “Transferred Records”); provided that Seller and its Subsidiaries may retain a copy of any Transferred Records relating to Tax, accounting or legal matters or otherwise required to be retained pursuant to applicable Law or Order;

(iii)        the IT Assets that are related to the Business and owned or leased by Seller or its Subsidiaries (the “Transferred IT Assets”);

(iv)        (A) all registered Trademarks, Patents, registered Copyrights and domain names related to the Business, including those set forth in Section 2.01(a)(iv)(A) of the Seller Disclosure Schedule, (B) all items of Software related to the Business, including the Software set forth in Section 2.01(a)(iv)(B) of the Seller Disclosure Schedule, and including all Seller AI Products and related Training Data (together with any Copyright, trade secret or other intellectual property right therein that is owned or purported to be owned by Seller or its Subsidiaries) (the “Transferred Software”) and (C) all other Intellectual Property related to the Business and owned or purported to be owned by the Seller or its Subsidiaries and, clauses (A), (B) and (C) together, the “Transferred Intellectual Property”);

(v)         all claims, defenses, causes of action, choses in action, and rights from or against any third party to the extent relating to any Assumed Liabilities or Transferred Assets (including rights of set-off, rights to refunds, rights of recoupment and indemnity rights from or against any such third party);

(vi)        all accounts receivable and other claims for money to the extent owed pursuant to any Transferred Contract;

(vii)      all rights of Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with any Transferred Employee or any current or former employee of Seller, current or former directors, consultants, independent contractors and agents of Seller or its Subsidiaries or any of their Affiliates or with third parties;

(viii)      without duplication of clause (iii) above, all equipment, furniture, tools or other similar tangible personal property of Seller and any equipment, furniture, tools or other similar tangible personal property on order to be delivered to Seller, in each case, to the extent primarily used or held for use in connection with the Business;

(ix)        all goodwill associated with the Transferred Assets, including all goodwill associated with Transferred Intellectual Property and Transferred Software;

(x)         without duplication of clause (ii) above, all sales and promotional materials, marketing materials and databases, catalogues and advertising literature, supplier lists, customer lists, rights to the telephone and facsimile numbers and email addresses owned by Seller primarily in connection with the Business, as well as rights to receive mail and other communications addressed to Seller related primarily to the Business (including mail and communications from customers, suppliers, distributors and agents of Seller);

(xi)       without duplication of any other Transferred Assets, all royalties, advance payments, credits, prepaid assets (excluding prepaid Taxes of Seller and its Subsidiaries), security and other prepaid deposits, escrows and prepayments (excluding current Tax assets), in each case relating primarily to the Business or the Transferred Assets as of the Closing; and

(xii)      all rights to Tax refunds, credits, deposits, advances, prepayments or similar benefits in each case with respect to Taxes relating to the Transferred Assets or the Business attributable to periods, or portions of periods, ending on or before the Closing Date (which, in the case of Property Taxes and similar ad valorem obligations covered by Section 7.03 shall be allocated in a manner consistent with Section 7.03).

(b)       Notwithstanding anything in Section 2.01(a) to the contrary, Seller shall not and shall not cause its Subsidiaries to sell, convey, assign, transfer or deliver, or cause to be sold, conveyed, assigned, transferred or delivered, to Purchaser, and Purchaser shall not purchase, and the Transferred Assets shall not include, Seller’s or any of its Subsidiaries’ right, title and interest to, in or under any rights, properties, goodwill or assets of Seller or its Subsidiaries not expressly included in the Transferred Assets (the “Excluded Assets”), including:

(i)          (A) any rights, properties and assets exclusively related to the Retail Business and (B) the Boxed Market Technology;

(ii)         the minute books, charter documents, stock or equity record books, Tax Returns and such other books and records as they pertain to the organization, existence or capitalization of Seller or any of its Subsidiaries, as well as any other records or materials relating to Seller or any of its Subsidiaries generally and not primarily related to the Business;

(iii)        all cash and cash equivalents and bank accounts;

(iv)        all stock or other equity interests in any Person, including Seller’s Subsidiaries;

(v)         all other Contracts (or, in each case, any portions thereof), other than the Transferred Contracts, all intercompany Contracts or arrangements and Contracts or arrangements with employees (collectively, the “Excluded Contracts”);

(vi)        other than the Transferred Intellectual Property, all other Intellectual Property and Software of Seller or any of its Subsidiaries;

(vii)       all IT Assets, other than the Transferred IT Assets;

(viii)      all claims, defenses, causes of action, choses in action, and rights from or against any third party to the extent relating to any Retained Liabilities or Excluded Assets (including rights of set-off, rights to refunds, rights of recoupment and indemnity rights from or against any such third party);

(ix)        all current and prior insurance policies of Seller or any of its Subsidiaries and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(x)         all of Seller’s and its Subsidiaries’ rights under this Agreement and the Ancillary Agreements;

(xi)        all right, title and interest in and to all property and assets, real, personal, mixed, tangible and intangible, of every kind and description, whether or not reflected on the books and records of Seller or any of its Subsidiaries and wherever located, not used or held for use in connection with the operation or conduct of the Business;

(xii)       all of the assets of, and all of the assets relating to, and all rights under any employee benefit or welfare plan or any related Contract between any Person and Seller or any of its Subsidiaries (including the Seller Benefit Plans);

(xiii)      the proceeds of the sale of any Excluded Assets;

(xiv)      any intercompany receivables;

(xv)       any Contract or asset related to the Business that is designated for exclusion by Purchaser, following consultation with Seller in good faith, upon written notice to Seller of Purchaser’s election at any time during the period commencing on the date of this Agreement and ending on the date that is one day prior to the Closing Date (it being understood that the exclusion of any such Contract or asset will not change the Purchase Price); provided that any Contract or asset so designated for exclusion by Purchaser in accordance with this Section 2.01(b)(xv) shall be deemed an Excluded Contract or Excluded Asset, as applicable, effective as of such designation. Any Contract set forth in the Seller Disclosure Schedule shall be deemed to be disclosed to Purchaser for purposes of this Section 2.01(b)(xv); and

(xvi)      (A) all attorney-client privilege and attorney work-product protection of Seller or its Subsidiaries or associated with the Business as a result of legal counsel representing Seller, its Subsidiaries or the Business in connection with the Acquisition or any other transaction contemplated by this Agreement, (B) all documents subject to any attorney-client privilege and work-product protection described in the foregoing subsection (A), and (C) all documents maintained by Seller, its Subsidiaries or their respective representatives in connection with the Acquisition and the other transactions contemplated by this Agreement.

SECTION 2.02 Assumption of Assumed Liabilities; Retention of Retained Liabilities.

(a)         At the Closing, Purchaser shall (or shall cause one or more of its Affiliates designated by Purchaser in writing before the Closing) assume and become obligated to pay, perform and discharge when due (and shall indemnify and hold harmless Seller and its Subsidiaries for), any and all of the following Liabilities of Seller and its Subsidiaries, excluding in all cases the Retained Liabilities (the “Assumed Liabilities”):

(i)          all Liabilities arising out of or relating to any Transferred Asset or the ownership, operation or conduct of the Business, at or following the Closing;

(ii)         all Liabilities arising out of or relating to any Transferred Contract, at or following the Closing (it being understood that the Seller shall pay all Cure Costs associated with any Transferred Contract);

(iii)       all Liabilities arising out of or relating to any Action, to the extent relating to or arising out of the conduct of the Business or the Transferred Assets, at or following the Closing, including any indemnity obligations related to such Liabilities;

(iv)        all Taxes to the extent relating to the Transferred Assets or the Business for periods beginning after the Closing Date other than Taxes that are Liabilities for which Seller is responsible pursuant to Article VII; and

(v)         all Liabilities assumed by, retained by or agreed to be performed by Purchaser or any of its Affiliates pursuant to the terms of this Agreement or any Ancillary Agreement.

(b)         Except as otherwise expressly provided in this Agreement, Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for, any Liabilities of Seller or its Subsidiaries other than the Assumed Liabilities (the “Retained Liabilities”). For the avoidance of doubt, except as specifically provided for in Article VI, Retained Liabilities shall include any Liabilities related to, or arising from, or with respect to, (i) (A) Seller’s employees, advisors or independent contractors, including, without limitation, Liabilities and any earned but unpaid compensation for wages, remuneration, holiday or vacation pay, paid time off (if any), bonuses, severance pay (statutory or otherwise) (including the employer portion of any payroll, social security, unemployment, or other employer Taxes arising therefrom), commissions, pension contributions, Taxes or other similar payments or benefits of any kind and any other Liability, payment or obligations related to Seller’s employees or contractors, (B) workers’ compensation claims of any of Seller’s employees or (C) the Seller Benefit Plans, (ii) all Cure Costs, and (iii) all accounts payable to third parties that are outstanding as of the Closing.

SECTION 2.03 Purchase Price.

(a)         Subject to the terms and conditions of this Agreement, the aggregate consideration to be paid by Purchaser on its own behalf and, as applicable, as agent for its designated Affiliates, for the transfer of the Transferred Assets under Section 2.01(a) (the “Purchase Price”) shall be (i) the assumption of the Assumed Liabilities and (ii) the payment to Seller, as a credit bid pursuant to Section 363(k) of the Bankruptcy Code against the aggregate amount of outstanding indebtedness of the First Lien Credit Agreement as of the Closing (such portion of the Purchase Price, the “Credit Bid”), of an amount equal to $26,250,000 (the “Credit Bid Amount”).

(b)         In accordance with Section 2.03(a), Purchaser shall satisfy the Purchase Price at the Closing as to the Credit Bid by discharging Seller and its Subsidiaries, and effective as of the Closing, Seller and each of its Subsidiaries shall be deemed to be discharged, from the First Lien Credit Agreement in an aggregate amount equal to the Credit Bid Amount.

SECTION 2.05 The Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities (all as contemplated herein, the “Closing”) shall take place remotely via electronic exchange of executed documents and other deliverables through electronic transmission in portable document format at 10:00 a.m., Eastern time, on the third (3rd) Business Day following the first day on which there is satisfaction or waiver of all of the conditions to the obligations of the Parties set forth in Article VIII (other than conditions to be satisfied at the Closing, but subject to the waiver or fulfillment of those conditions) or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree upon in writing.  The date on which the Closing actually takes place is referred to herein as the (“Closing Date”).  For purposes of this Agreement, from and after the Closing, the Closing will be deemed to have occurred on the Closing Date as of 12:01 a.m. Eastern time.

SECTION 2.06 Deliveries for the Closing.

(a)          At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser:

(i)         a counterpart of each of the Ancillary Agreements, duly executed by Seller and any of its Subsidiaries that is a party thereto, to the extent not previously delivered;

(ii)         the certificate referred to in Section 8.02(c);

(iii)        a copy of the Sale Order as entered by the Bankruptcy Court; and

(iv)        a duly completed and executed IRS Form W-9 of Seller.

(b)          At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller:

(i)          a counterpart of each of the Ancillary Agreements, duly executed by Purchaser and any of its Affiliates that is a party thereto, to the extent not previously delivered;

(ii)        satisfaction of the Purchase Price as to the Credit Bid by discharging Seller and its Subsidiaries, and Seller and its Subsidiaries shall be deemed to be discharged, from the First Lien Credit Agreement in an aggregate amount equal to the Credit Bid Amount; and

(iii)        the certificates referred to in Section 8.01(c).

SECTION 2.07 Non-Assignment; Consent of Third Parties.

(a)        Non-Assignment; Consent of Third Parties.  Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to sell, transfer or assign any of the Transferred Assets or any claim or right or any benefit arising thereunder or resulting therefrom if (i) an attempted sale, transfer or assignment thereof, without the approval, authorization or consent of, or granting or issuance of any license or Permit by, any third party thereto (each such action, a “Necessary Consent”), would constitute a breach thereof or of any applicable Law or Order or in any way adversely affect the rights of Seller or Purchaser thereunder, (ii) such Necessary Consent has not been obtained and (iii) the Bankruptcy Court has not entered an Order providing that such Necessary Consent is not required.  In such event, subject to the terms and conditions of this Agreement, the Closing will proceed with respect to the remaining Transferred Assets, and there will be no reduction in the Purchase Price as a result thereof, and, for a period of sixty days (60) days after the Closing Date, (A) Seller and Purchaser will use their respective commercially reasonable efforts to seek the Necessary Consents with respect to any such Transferred Asset or any claim or right or any benefit arising thereunder for the assignment or transfer thereof to Purchaser as Purchaser may reasonably request, and (B) Seller and Purchaser will cooperate in a mutually agreeable arrangement, to the extent permitted under the relevant underlying Contract, lawful and commercially reasonable and without the need for any Necessary Consent, under which Purchaser would obtain the economic benefits and assume and perform all obligations under such Transferred Assets in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Purchaser, or under which Seller would enforce their rights thereunder for the benefit of Purchaser with Purchaser assuming and performing Seller’s obligations thereunder. Upon satisfying a Necessary Consent applicable to such Transferred Asset after the Closing, such Transferred Asset shall promptly be transferred and assigned to Purchaser in accordance with the terms of this Agreement, the Sale Order and the Bankruptcy Code.

(b)          Designation of Transferred Contracts.

(i)         At any time prior to the Closing Date, Purchaser will have the right, in consultation with Seller, to provide written notice to Seller of Purchaser’s election to designate any Contract primarily related to the Business not designated as a Transferred Contract, and upon such designation, such Contract will constitute a Transferred Contract and will be conveyed to Purchaser under, and in accordance with the terms of, this Agreement at Closing (and, if applicable, will cease to constitute an Excluded Asset), so long as (A) such Contract is added to the Transferred Contracts prior to the entry of any Order of the Bankruptcy Court approving the rejection of such Contract, and (B) the assumption and assignment has been or is approved by the Bankruptcy Court (including through the Sale Order).  All Contracts of Seller and its Subsidiaries which do not constitute Transferred Contracts, which otherwise cannot be assumed and assigned to Purchaser shall not be considered Transferred Assets and shall automatically be deemed Excluded Contracts.  Notwithstanding anything to the contrary in this Agreement, Seller shall not be obligated to assume and assign any such Contract pursuant to this Section 2.07 with respect to which Purchaser fails to satisfy the Bankruptcy Court as to adequate assurance of future performance.  Seller shall pay all Cure Costs associated with assumption and assignment of any Transferred Contract.

(ii)        To the extent that Purchaser makes a valid designation with respect to any Contract pursuant to Section 2.07(b), the applicable exhibits and schedules to this Agreement will be deemed to have automatically been updated (without action of any Party or Person) to reflect such designation.  If Purchaser exercises its rights in clause (b) to designate a Contract as a Transferred Contract, then the Parties acknowledge and agree that there will be no reduction in, or increase to, the Purchase Price as a result of such designation; provided, however, that such designation may increase or decrease (as applicable) the extent of the Assumed Liabilities, Transferred Assets or Excluded Contracts.

(c)        Notwithstanding anything in this Agreement to the contrary, including in this Section 2.07, in no event shall Seller or any of its Subsidiaries be required to (i) amend or modify any Contract, (ii) modify, relinquish, forbear or narrow any right, (iii) pay any consideration, or grant any accommodation (financial or otherwise), to obtain any such consent or approval, (iv) commence or participate in any Action, or (v) agree to do any of the foregoing; provided that the obtaining of any Necessary Consents shall not be deemed to be conditions to the obligations of the Parties to consummate the Acquisition or any of the other transactions contemplated hereby.

(d)         Notwithstanding anything in this Agreement to the contrary, at any time prior to the Closing, Seller shall have the right (but not the obligation), with the prior written consent of Purchaser, to designate any Transferred Contract (or portion thereof) set forth in Section 2.07(d) of the Seller Disclosure Schedule as an Excluded Asset, and upon such designation such Transferred Contract (or portion thereof) shall constitute an Excluded Asset for all purposes of this Agreement and any Liabilities associated therewith shall be Retained Liabilities (it being understood that the exclusion of any such Transferred Contract will not change the Purchase Price).  Upon Seller’s designation, the applicable Exhibits and Schedules to this Agreement shall be deemed to have automatically been updated (without action of any Party or Person) to reflect such designation.

SECTION 2.08 Wrong Pocket.  Subject to the terms of this Agreement and the Ancillary Agreements and until the earlier of the liquidation and winding up of Seller’s estate and three years after the Closing Date, if after the Closing, any Party or any of its Affiliates becomes aware that any of the Transferred Assets or Assumed Liabilities have not been transferred to Purchaser or that any of the Excluded Assets or Retained Liabilities have been transferred to Purchaser, such Party will notify the other Parties as promptly as reasonably practicable and the Parties will cooperate in good faith to assign and transfer (or cause to be assigned and transferred) the relevant asset or Liability to the appropriate Party at the expense of the receiving Party for no or nominal consideration.

SECTION 2.09 Allocation of Purchase Price.  The Purchase Price, the Assumed Liabilities, and all other capitalized costs, shall be allocated among the Transferred Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, and any similar provision of state, local, or foreign law, as appropriate.  Within 30 days after the Closing Date, Purchaser will deliver to Seller for Seller’s review and comment, an allocation statement (the “Allocation Statement”), setting forth its calculation of the allocation of the sum of the Purchase Price and the Assumed Liabilities and all other capitalized costs among the Transferred Assets in accordance with Section 1060 of the Code, along with all reasonable supporting documentation. Purchaser shall consider in good faith all reasonable comments of Seller with respect to the Allocation Statement.  Purchaser and Seller shall negotiate in good faith to resolve any disagreements with respect to the Allocation Statement.  Purchaser and Seller and their respective Affiliates shall report, act and file Tax Returns, including, but not limited to IRS Form 8594, in all respects and for all purposes consistent with the final Allocation Statement agreed upon by Purchaser and Seller (or, if Purchaser and Seller do not agree, as prepared by Purchaser). Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Purchaser may reasonably request in connection with the Allocation Statement. Neither Purchaser nor Seller shall take any position, whether in audits, Tax Returns or otherwise, that is inconsistent with such final allocation unless required to do so by applicable law.

SECTION 2.10 Withholding for Payment of Taxes.  Each of Purchaser and Seller, or anyone acting on their behalf, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, to any Person, such amounts as such Person is required to deduct and withhold with respect to the making of any such payment under any applicable Tax Law (in which case such Person shall pay all such withheld amounts to the appropriate Taxing Authority reasonably promptly following the withholding of such amounts) unless such Person receives the requisite certification or documents to eliminate such withholding obligation.  To the extent that amounts are so withheld by Purchaser or Seller, or anyone acting on their behalf, and such Person provides reasonable evidence that it has been paid to the proper Taxing Authority pursuant to any applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Purchaser or the Seller or anyone acting on their behalf, as applicable.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule delivered by Seller to Purchaser concurrently with the execution hereof, Seller represents and warrants to Purchaser, as of the date of this Agreement (or, if made as of a specified date, as of such date), as follows:

SECTION 3.01 Organization, Standing and Power.  Seller is duly organized, validly existing and, except in any jurisdiction that does not recognize such a concept, in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, and has, subject to the limitations imposed on Seller as a result of having filed a petition for relief under the Bankruptcy Code, all requisite corporate power and authority to (i) enable it to own, lease or otherwise hold the Transferred Assets and (ii) conduct the Business as currently conducted by it, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.02 Authority; Execution and Delivery; Enforceability.  Subject to the Bankruptcy Court’s entry of the Sale Order and such other authorization as is required by the Bankruptcy Court, Seller has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder, as applicable, and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  Subject to the Bankruptcy Court’s entry of the Sale Order, the execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is or will be a party and by the applicable Subsidiary of the Seller of the Ancillary Agreements to which it will be a party and the consummation by Seller of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other similar action on the part of Seller and no other action on the part of Seller is necessary to authorize this Agreement and the Ancillary Agreements or the consummation of the Acquisition and the other transactions contemplated hereby and thereby.  Seller has duly executed and delivered this Agreement and, prior to the Closing, Seller and the applicable Subsidiaries of Seller will have duly executed and delivered each Ancillary Agreement to which they will be a party, and, assuming the due execution and delivery by Purchaser and subject to the Bankruptcy Court’s entry of the Sale Order, this Agreement constitutes Seller’s, and each Ancillary Agreement to which Seller and the applicable Subsidiary of Seller will be a party will, after execution and delivery by Seller and the applicable Subsidiary of Seller, as applicable, constitute Seller’s and such Subsidiary’s legal, valid and binding obligation, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law (the “Enforceability Limitations”).

SECTION 3.03 Consents and Approvals.  Other than (a) as required by, or pursuant to, the Bankruptcy Code or the Sale Order, (b) Consents as a result of any facts or circumstances relating to the identity or regulatory status of the Purchaser or any of its Affiliates and (c) such filings and approvals as may be required by any applicable federal or state securities Laws and compliance with any applicable requirements of the NYSE, none of (i) the execution, delivery and performance of this Agreement and each Ancillary Agreement by Seller or, in the case of each Ancillary Agreement, by the applicable Subsidiary of the Seller (as applicable), or (ii) the consummation of the transactions contemplated hereby or thereby (as applicable) will require Seller or its Subsidiaries to provide notice to, or make any filing with, or obtain any authorization, clearance, consent or approval (each, a “Consent”) from any Governmental Authority.

SECTION 3.04 No Conflicts.  Subject to the Sale Order having been entered by the Bankruptcy Court, except, in each case, for (a) entry of the Sale Order, (b) the making and obtaining of all Consents referred to in subclauses (a) through (b) of Section 3.03 and (c) notices, filings and consents required in connection with the Bankruptcy Cases, none of (x) the execution, delivery and performance of this Agreement and each Ancillary Agreement by Seller or, in the case of each Ancillary Agreement, by the applicable Subsidiary of the Seller (as applicable)  or (y) the consummation of the transactions contemplated hereby or thereby (as applicable), will:

(i)          violate or result in a breach of any provision of the certificate of incorporation or by-laws or other organizational documents of Seller or such applicable Subsidiary of Seller;

(ii)         violate or result in the breach by Seller or such applicable Subsidiary of Seller of any applicable Law; or

(iii)        violate, result in a breach of, constitute a default under, create in any party the right to terminate or cancel, or require the consent of any other Person under any Material Contract;

except, in the case of each of clauses (ii) and (iii) above, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.05 Seller SEC Documents.  Since the Lookback Date, Seller has timely filed or furnished (as applicable) with or to the SEC all registration statements, forms, reports and other documents that have been required to be filed or furnished by it pursuant to applicable Laws (all such registration statements, forms, reports and other documents (including those that the Seller may file or furnish after the date hereof until the Closing), (the “Seller SEC Documents”).  Each Seller SEC Document, as of its filing date (or, if amended or superseded by a filing after the date of filing, as of the date of such amended or superseding filing), (a) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date that such Seller SEC Document was filed or furnished, and (b) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement),  contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.06 No Undisclosed Liabilities; Absence of Certain Changes or Events.  As of the date hereof, there are no Liabilities of Seller (to the extent primarily related to the Business) which are of a nature required by US GAAP to be reflected in a balance sheet, except for (i) Liabilities included or reserved against in the latest balance sheet of Seller filed with the SEC, (ii) Liabilities incurred in the ordinary course of business since the date of the latest balance sheet filed with the SEC, (iii) Liabilities that will constitute Retained Liabilities or (iv) Liabilities that would not be, individually or in the aggregate, reasonably expected to be material to the Business.

SECTION 3.07 Absence of Litigation.  As of the date hereof, except for the Bankruptcy Cases and any adversary proceedings or contested motions commenced in connection therewith, after giving effect to the Sale Order, there are no (a) Actions pending or threatened in writing, against Seller or its Subsidiaries with respect to their operation of the Business that, if determined adversely to Seller or such Subsidiary, is, or would reasonably be expected to be material to the Business, or (b) material Orders outstanding with respect to the operation of the Business, that challenges, or that would have the effect of preventing, materially delaying or making illegal the Acquisition or any of the other transactions contemplated hereby.

SECTION 3.08 Compliance with Laws.

(a)         Solely with respect to their operation of the Business, since the Lookback Date, Seller and its Subsidiaries (i) have been in compliance with all applicable Laws in all material respects, except as resulting from the filing and pendency of the Bankruptcy Cases, and (ii) have not received written notice from any Governmental Authority alleging any material non-compliance with any applicable Law by Seller or its Subsidiaries.

(b)          No investigation by any Governmental Authority regarding a material violation of any Law applicable to the Business is pending or threatened in writing.

SECTION 3.09 Permits.  No Permits are required by Seller for the operation of the Business as currently operated by Seller, except where the failure to hold any Permits, individually or in the aggregate, would not reasonably be expected to be material to the Business.

SECTION 3.10 Assets.

(a)          Upon the terms and subject to the conditions contained in this Agreement and subject to requisite Bankruptcy Court approvals and the terms of the Sale Order, at the Closing, subject only to any Permitted Liens, Seller will have good and valid title to, or the right to use, the tangible Transferred Assets, free and clear of Liens (except for the Permitted Liens).

(b)         The Transferred Assets, together with the rights of Purchaser and its Affiliates under this Agreement and the Ancillary Agreements, constitute all the assets and properties necessary to operate the Business immediately after the Closing in substantially the same manner as currently conducted by Seller and its Subsidiaries.  Nothing in this Section 3.10 shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of cash or working capital (or the availability of the same) or shall be deemed or otherwise interpreted to be a representation with respect to the non-infringement of Intellectual Property rights, which matters are solely addressed in Section 3.14.  This Section 3.10 shall not be deemed to be breached as a result of (A) any Transferred Asset that is not assigned or transferred to Purchaser (including the failure to obtain any Necessary Consent) pursuant to, and that is otherwise treated in accordance with, this Agreement or the Sale Order; (B) any Requisite Employees that do not become employees of Purchaser or its Affiliate or (C) any action of Seller or its Subsidiaries for which Purchaser has provided its written consent after the date hereof.

SECTION 3.11 Seller’s Employee Benefit Plans.  Section 3.11(a) of the Seller Disclosure Schedule contains a list, as of the date of this Agreement, of each Seller Benefit Plan.  Seller has made available to Purchaser complete and correct copies, as of the date of this Agreement, of each Seller Benefit Plan (or a summary of the material terms thereof), other than any individual employee, long-term incentive or other similar Seller Benefit Plan that does not materially differ from the applicable form Seller Benefit Plan made available to Purchaser.  Except as disclosed in Section 3.11 of the Seller Disclosure Schedule:

(a)         No Seller Benefit Plan is, and neither Seller nor any ERISA Affiliate currently or has ever maintained, participated in, contributed to or sponsored, (i) a Benefit Plan that is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer plan” as such term is defined in Section 413(c) of the Code; (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (v) a “funded welfare plan” within the meaning of Section 419 of the Code; or (vi) a self-funded or self-insured plan that provides benefits to Requisite Employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(b)         Each Seller Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification; (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer; or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.

(c)         No Seller Benefit Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any current or former Requisite Employee upon their retirement or termination of employment for any reason, except as may be required by statute, and Seller has never represented, promised or contracted (whether in oral or written form) to any Requisite Employee (either individually or to Requisite Employees as a group) that such Requisite Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

(d)         None of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (alone or in conjunction with any other event, including any termination of employment on or following the Closing) (i) entitle any Requisite Employee to any compensation or benefit; (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits for any Requisite Employee or trigger any other obligation under any Seller Benefit Plan; or (iii) result in any breach or violation of or default under or limit Seller’s right to amend, modify or terminate any Seller Benefit Plan.

(e)          There is no Contract to which Seller is a party, including the provisions of this Agreement, or any Contract to which Purchaser is a party in connection with the transactions contemplated by this Agreement, covering any Requisite Employee, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.  No payment or benefit which has been, will be or may be made with respect to any Requisite Employee will, or could reasonably be expected to, be characterized as a “parachute payment,” within the meaning of Section 280G of the Code as a result of the transactions contemplated by this Agreement, either alone or in conjunction with any other event (whether contingent or otherwise).

(f)        Section 3.11(f) of the Seller Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which Seller is a party with respect to a Requisite Employee.  Each such nonqualified deferred compensation plan to which Seller is a party with respect to a Requisite Employee is in compliance with the requirements of Section 409A of the Code by its terms and has been operated in accordance with such requirements.

(g)          No Requisite Employee is entitled to receive any gross-up or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code.

SECTION 3.12 Employee Matters.

(a)          There are no labor agreements, collective bargaining agreements or any other labor-related agreements or arrangements to which Seller is a party with any labor union or labor organization (or representatives thereof) representing any Requisite Employee. To the Knowledge of Seller, there are no activities or proceedings of any labor union or to organize any Requisite Employees.  Except as set forth on Section 3.12(a) of the Seller Disclosure Schedule, to Seller’s Knowledge, there are and have been no union organizing activities involving Requisite Employees.  There are no pending or, to Seller’s Knowledge, threatened strikes, work stoppages, walkouts, lockouts, or similar material labor disputes and no such disputes have occurred, in each case involving Requisite Employees.  Seller has not committed an unfair labor practice, and there are no pending or, to the Knowledge of Seller, threatened, unfair labor practice charges or complaints against Seller, in each case involving Requisite Employees.

(b)         Seller has provided to Purchaser a complete and correct list of all Requisite Employees by: (i) name; (ii) job title; (iii) a summary of their job duties and responsibilities, (iv) date of birth; (v) date of hire; (vi) work location; (vii) full-time or part-time status; (viii) employing or engaging entity; (ix) exemption status under the Fair Labor Standards Act; (x) leave status (and, if on leave, the anticipated return date, if known); (xi) annual rate of base salary or hourly compensation; (xii) estimated or target annual incentive compensation and details with respect to each applicable plan and program (including equity-based incentive compensation); (xiii) incentive compensation paid with respect to the prior year; (xiv) vacation and other paid time off allowance and accrual; (xv) emoluments and benefits (including health insurance participation level); (xvi) visa status (as applicable), (xvii) whether such person is employed or engaged pursuant to a written contract; (xviii) whether such employment or engagement is at-will; and (xix) whether the employee has any contracted-for termination benefits in connection with the termination of their employment by Seller.

(c)         Since the Lookback Date, there has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended or any similar state, provincial or local Law (the “WARN Act”)) with respect to Seller, and Seller has complied at all times with the Warn Act.  Seller shall be responsible for all notices required by the WARN Act in connection with the transactions contemplated by this Agreement.

(d)         Section 3.12(d) of the Seller Disclosure Schedule contains a list of all Requisite Employees that require a visa, permit, pass or other approvals to work in the jurisdiction of their current employment along with a description of such visa, permit, pass or approval.

(e)         Seller: (i) is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations respecting employment, worker classification (including classification of any person as exempt or non-exempt or as an independent contractor rather than an employee), employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Requisite Employees; (ii) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to the wages, salaries and other payments to Requisite Employees by virtue of employment, the transactions specifically contemplated by this Agreement or otherwise; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Requisite Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending or, to Seller’s Knowledge, any threatened or reasonably anticipated claims, actions or complaints (including internal complaints) against Seller or any Requisite Employee relating to sexual harassment, fraternization, assault or discrimination.  There are no pending or, to Seller’s Knowledge, any threatened or reasonably anticipated claims or actions against Seller under any worker’s compensation policy or long term disability policy with respect to any Requisite Employees.  To Seller’s Knowledge, here has been no breach of any employment agreement, intellectual property disclosure agreement, restrictive covenant or other Contract under which a Requisite Employee is obligated or bound, and Seller has not received any written allegation to such effect.

(f)          As of the date hereof, no current Requisite Employee has given or received notice resigning or terminating such person’s employment or engagement, except as expressly contemplated in this Agreement.

SECTION 3.13 Contracts.  (a) Section 3.13(a) of the Seller Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of every Contract (other than purchase or sales orders or invoices) related to the Business of the following types (each a “Material Contract”):

(i)          any Contract with any customer or supplier that is required by its terms or is reasonably expected to result in the payment or receipt by the Business of more than $25,000 in the prior fiscal year or in any one-year period over its remaining term;

(ii)        any Contract (A) for the acquisition or sale of assets involving aggregate consideration of $25,000 or more (other than sales of inventory in the ordinary course of business consistent with past practice), or (B) for the grant to any Person of any preferential rights to purchase any asset;

(iii)        any Contract that restricts the Business in any material respect from competing in any line of business in any geographic region in the world;

(iv)        any Contract pursuant to which the Business has granted exclusive rights to a customer or a supplier that cannot be cancelled by Seller or its Subsidiaries upon sixty (60) days’ notice;

(v)         any Contracts that relates to the formation, creation, governance, economics, or control of any joint venture, partnership, or other similar arrangement, other than with respect to any partnership that is wholly owned by Seller or any of its Subsidiaries;

(vi)        any Contracts that provides for indebtedness for borrowed money of Seller or any of its Subsidiaries, other than (A) indebtedness solely between or among any of Seller and any of its Subsidiaries or (B) letters of credit;

(vii)      any Contracts that is a collective bargaining or similar Contract with any labor union, works council, or similar organization of employees;

(viii)     any Contracts that is a Contract for the employment or engagement of any employee or independent contractor involving annual compensation in excess of $50,000 (other than offer letters in Seller’s standard form that provide for at-will employment and are terminable without any notice or liability);

(ix)        any Contract containing “most favored nation” provisions;

(x)         all Contracts pursuant to which Seller or its Subsidiaries grants a license or right to Transferred Intellectual Property to any other Person, or receives a license or right to Intellectual Property from any other Person, including licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration) (other than (x) commercially available off-the-shelf software or (y) incidental licenses or grants of rights entered into in the ordinary course of business) (“Intellectual Property Agreements”); or

(xi)         is a Contract to enter into any of the foregoing.

(b)       Seller has made available to Purchaser a complete and correct copy of each Material Contract, in each case as amended, supplemented or otherwise modified through (and including) the date of this Agreement, except, in the case of any employment agreement, that a redacted version of such agreement has been provided in the event that Seller or its Subsidiaries is prohibited by such agreement from making available to Purchaser an unredacted version as the result of applicable Laws relating to the safeguarding of data privacy.

(c)         Except for terminations in accordance with the terms of such agreements after the date hereof, and subject to requisite Bankruptcy Court approvals and the terms of the Sale Order, each Material Contract is a legal, valid and binding obligation of Seller or one of its Subsidiaries (as applicable), enforceable against Seller or one of its Subsidiaries in accordance with its terms and, to the Knowledge of Seller, each other party thereto, subject in all cases to the Enforceability Limitations.  As of the date hereof, to the Knowledge of Seller, no party to any Material Contract has exercised any termination rights with respect thereto. Upon entry of the Sale Order and payment of the Cure Costs, Seller and its Subsidiaries will not be in material breach or material default under any Material Contract and, to the Knowledge of Seller, no other party to any such agreement is in material breach or material default thereunder.

SECTION 3.14 Intellectual Property.

(a)         Section 3.14(a) of the Seller Disclosure Schedule lists all Registered Intellectual Property. All required filings and fees related to the Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Registered Intellectual Property are otherwise in good standing. Seller and its Subsidiaries are not aware of any facts, information or circumstances that would reasonably be expected to render any of the Registered Intellectual Property invalid or unenforceable or would reasonably be expected to affect any pending application.

(b)         Each Intellectual Property Agreement is valid and binding in accordance with its terms and is in full force and effect. No Seller or any of its Subsidiaries is, nor, to Seller’s Knowledge, is any other party thereto, in breach of or default under (or, to the Seller’s Knowledge, is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c)         Seller or one its Subsidiaries is the sole and exclusive legal and beneficial, and with respect to the Registered Intellectual Property, record, owner of all right, title and interest in and to the Transferred Intellectual Property and has the right to use all other Intellectual Property necessary for or used in the conduct of the Business as currently conducted (collectively, the “Business IP”), in each case, free and clear of any Liens (other than Permitted Liens). Seller’s rights in the Transferred Intellectual Property are valid, subsisting and, to the Knowledge of Seller, enforceable. The Boxed Market Technology is not material to or currently used or currently contemplated to be used in the Business.

(d)         Except as set forth in Section 3.14(d) of the Seller Disclosure Schedule, at the Closing, all Transferred Intellectual Property will be fully transferable, alienable and licensable by Seller to Purchaser without restriction and without additional payment of any kind to any third party and Purchaser will be permitted to exercise all of Seller’s rights to substantially the same extent Seller would have been able to had the transactions contemplated by this Agreement and the Ancillary Agreements not occurred and without the payment of any additional amounts or consideration or other obligations. The consummation of the transactions contemplated herein will not result in the termination or impairment of any Transferred Intellectual Property.

(e)         All Persons who are or were involved in the authorship, discovery, development, conception, or reduction to practice of any Intellectual Property related to the Business for Seller and its Subsidiaries: (A) have validly assigned to the Seller or one of its Subsidiaries all such Intellectual Property authored, discovered, developed, conceived, or reduced to practice by such individual and no such Person has claimed ownership rights in any such Intellectual Property and all such Intellectual Property is exclusively owned by Seller or one of its Subsidiaries; and (B) are bound by customary confidentiality obligations protecting any confidential information or trade secrets included in any Business IP.

(f)          The operation of the Business (including all Transferred Intellectual Property) has not and, as currently conducted, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any Person and will not infringe, misappropriate, dilute or otherwise violate when conducted in substantially the same manner by Purchaser immediately following or soon after the Closing, any Intellectual Property of any Person.

(g)          There are no claims pending or threatened in writing, that (A) the operation of the Business (including all Transferred Intellectual Property) infringes, misappropriates, dilutes or is otherwise in violation of any Intellectual Property of any Person or (B) challenge the validity, enforceability or ownership of any registered Transferred Intellectual Property.

(h)         To Seller’s Knowledge, no rights in any Transferred Intellectual Property are being infringed, misappropriated, diluted or otherwise violated by any Person, and Seller and its Subsidiaries have not made or threatened in writing any claims that any Person has infringed, misappropriated, diluted or otherwise violated any Transferred Intellectual Property.

(i)         Seller and its Subsidiaries have taken all reasonable steps necessary to establish, perfect, maintain, enforce and protect its rights in the Business IP and at all times protect the confidentiality of all trade secrets within the Transferred Intellectual Property. None of the trade secrets included in the Business IP have been disclosed by Seller and its Subsidiaries to a third party other than under confidentiality obligations.

(j)         Seller and its Subsidiaries have taken reasonable measures in accordance with industry practices to protect the security and integrity of the IT Assets and computer systems owned, licensed, or leased by Seller or its Subsidiaries and used or held for use in connection with the Business.

(k)          All Software and IT Assets used or held for use in connection with the Business are (A) free from any material defect, bug, virus, security vulnerability, error or corruptant and (B) fully functional in all material respects, and there have been no material breaches, interruptions, corruptions or violations of the same.

(l)         Seller and its Subsidiaries have not in writing received any subpoenas, demands, or other written notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Privacy Laws by Seller, to Seller’s Knowledge, Seller nor any of its Subsidiaries are under investigation by any Governmental Authority for any actual or potential violation of any Privacy Laws. No written complaint, notice, or action of any kind has been served on, or initiated against, Seller or any of its Subsidiaries under any applicable Privacy Laws.

(m)       Seller and its Subsidiaries have implemented and maintain commercially reasonable technical and organizational measures, compliant with applicable Privacy Laws, designed to protect (i) the operation, confidentiality, integrity, and security of its Personal Information and proprietary information and its software, systems, and websites that are involved in the collection or processing of Personal Information, Intellectual Property, and proprietary information, and (ii) against the loss or unauthorized access, use, modification, or disclosure of Personal Information in its respective possession or control or of any of its proprietary information, including Intellectual Property.

(n)         Seller and its Subsidiaries have not experienced any material failures, crashes, security breaches, unauthorized access, use, or disclosure, or other adverse events or incidents involving Personal Information. There are no actual, pending, or threatened, in writing, complaints, claims, enforcement actions, or litigation of any kind against Seller or any of its Subsidiaries in connection with any such failures, crashes, security breaches, unauthorized access, use, or disclosure, or other adverse events or incidents involving Personal Information.

(o)         Seller and its Subsidiaries are not subject to any written or oral Privacy Laws that, immediately following the Closing Date, would prohibit the Purchaser from receiving or using the Personal Information in accordance with and subject to such Privacy Laws to which Seller or its Subsidiaries are subject.

(p)          Seller and its Subsidiaries in all material respects comply with, and have since the Lookback Date complied with all Privacy Laws.

(q)         The source code for any Software that is contained in, or that embodies, any Transferred Intellectual Property (the “Source Code”) has been documented in a professional manner that is reasonably sufficient to enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support such software.  No Source Code has been delivered or made available to any escrow agent or other individual or entity who is not, as of the date of this Agreement, an employee or contractor of the Seller or one of its Subsidiaries under confidentiality obligations thereto. The Seller has no duty or obligation (whether present, contingent, or otherwise) to deliver or make available any Source Code to any escrow agent or other individual or entity who is not an employee or contractor of the Seller or one of its Subsidiaries under confidentiality obligations thereto, and no event has occurred, and no circumstance or condition exists that, with or without notice or lapse of time, will, or would reasonably be expected to, result in the delivery or disclosure of the Source Code to any other individual or entity who is not an employee or contractor of the Seller or one of its Subsidiaries under confidentiality obligations thereto.

(r)          Section 3.14(r) of the Seller Disclosure Schedule lists all open source software embedded with, linked to, or otherwise included in any Transferred Software that is conveyed or otherwise distributed to third-party end-users (whether in source or object code form or on a hosted basis). Seller and its Subsidiaries are, and have at all times been, in compliance with all licenses applicable to any and all such open source, copyleft, or community source code and no Transferred Assets are subject to any license that requires or could require, as a condition of using such Software in the manner used by the Seller: (i) the disclosure, licensing, or distribution of any Source Code of any Transferred Software to any third-party (in each case other than the source code of the open source software itself); (ii) the restriction or limitation of the receipt of consideration in connection with the licensing, sublicensing, or distribution of any Transferred Software to any third-party; (iii) the decompilation, disassembly, or reverse engineering of any Transferred Software or the licensing of any such Transferred Software for the purpose of making derivative works thereof (in each case other than the open source software itself); or (iv) the creation of any obligation for the Seller to grant to any third-party any rights or immunities under or with respect to any Transferred Intellectual Property.

(s)         For each Seller AI Product there are no restrictions on the Seller’s ability to exploit or commercialize such Seller AI Product or on the Seller’s ability to enforce its Intellectual Property in such Seller AI Product, in each case as such Seller AI Products are currently exploited or commercialized by Seller and its Subsidiaries. The Seller and its Subsidiaries have materially complied with all terms and conditions applicable to the collection and use of any material third-party Training Data, including without limitation, any Contract, end-user license, terms of service, terms of use, or other written terms and conditions that govern the Seller or its Subsidiaries’ collection and use of any Scraped Data or Training Data.

(t)          To the Knowledge of Seller, there has been no complaint, claim, proceeding, or litigation alleging that Training Data used in the development, improvement, or testing of any Seller AI Product was falsified, discriminatory, untrustworthy, or manipulated in an unethical way by Seller and its Subsidiaries and no report, finding, or impact assessment of any internal or external auditor, technology review committee or independent technology consultant engaged by the Seller, or, to the Knowledge of Seller, of any whistle-blower, makes any such allegation, and Seller has not received any request from any Governmental Authority concerning any Seller AI Product.

SECTION 3.15 Tax Matters.

(a)         All material Tax Returns required to be filed by Seller with respect to the Business and the Transferred Assets have been duly and timely filed (taking into account applicable extensions) and all such Tax Returns are true, correct, accurate, and complete in all material respects.  Seller has paid (or caused to be paid) all material Taxes imposed on Seller with respect to the Business and the Transferred Assets (whether or not shown as due and payable on such Tax Returns).

(b)          All material Taxes that Seller is or was required by a Taxing Authority to withhold, deduct, or collect have been duly withheld, deducted, and collected and, to the extent required, have been paid to the proper Taxing Authority or other Person.

(c)         There is no Action, suit, legal proceeding, audit, investigation or claim pending or, to the Knowledge of Seller, threatened in respect of any Taxes or its assessment or collection with respect to the Business or the Transferred Assets, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the Knowledge of Seller, threatened.

(d)          There are no liens for Taxes upon any of the Transferred Assets other than Permitted Liens nor, to the Knowledge of Seller, is any Tax authority in the process of imposing any lien for Taxes on any of the Transferred Assets.

(e)          Since the Lookback Date, no written claim has been made and, to the Knowledge of Seller, no claim has ever been made in each case by a governmental authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction in connection with the Business or the Transferred Assets.

(f)         Seller has not entered into any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement, or similar contract or arrangement with respect to Taxes that will require any payment by Purchaser after the Closing Date (except, in each case, agreements, contracts or arrangements entered into in the ordinary course of business the primary subject of which is not Taxes).

(g)         The Seller is not party to any arrangement that is treated as a partnership for U.S. federal income tax purposes in connection with the Business or the Transferred Assets.

SECTION 3.16 Brokers.  No agent, broker, investment banker or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Seller or its Subsidiaries in connection with the transactions contemplated by this Agreement, except Solomon Partners Securities, LLC and Cowen and Company, LLC, whose fees, costs and expenses will be paid by Seller.

SECTION 3.17 Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business and the Transferred Assets, taken as a whole, (a) Seller and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as Seller and its Subsidiaries and (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof, no written notice of cancelation or modification has been received other than in connection with ordinary renewals, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

SECTION 3.18 Affiliate Transactions.  No Affiliate of Seller (other than its Subsidiaries), or any officer or director of Seller or any of its Subsidiaries (a) is a party to any agreement or transaction with Seller or its Subsidiaries, other than (i) loans and other extensions of credit to directors, officers, and employees of Seller and its Subsidiaries for travel, business, or relocation expenses or other employment-related purposes in the ordinary course of business, (ii) employment arrangements in the ordinary course of business, (iii) the Seller Benefit Plans, or (iv) as will be terminated prior to the Closing, (b) has any material interest in any material assets, rights or property used or owned by Seller or its Subsidiaries, or (c) owns any material interest in, or is an officer, director, employee, or consultant of, any Person which is, or is engaged in business as a material supplier or customer of Seller or any of its Subsidiaries. There are no material services provided (i) by Seller’s Affiliates (other than its Subsidiaries) to Seller or (ii) by Seller to Seller’s Affiliates (other than its Subsidiaries), in each case, other than (x) general advisory and strategic guidance and funding from time to time, and (y) human resource and legal services (which, together with (x), will cease as of the Closing).

SECTION 3.19 No Additional Representations; Disclaimer of Seller.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III (AS QUALIFIED BY THE SELLER DISCLOSURE SCHEDULE), THE TRANSFERRED ASSETS ARE BEING SOLD ON AN “AS IS” BASIS AS OF THE CLOSING IN THEIR CONDITION AS OF CLOSING AND NONE OF THE SELLER, ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS, ANY OF THE TRANSFERRED ASSETS OR ASSUMED LIABILITIES, THE ACQUISITION, THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR AS TO ANY OTHER MATTER OR THING. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.  NONE OF SELLER, ITS SUBSIDIARIES NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO PURCHASER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR PURCHASER’S USE OF, ANY INFORMATION RELATING TO THE BUSINESS, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PURCHASER, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller, as of the date of this Agreement (or, if made as of a specified date, as of such date), as follows:

SECTION 4.01 Organization and Good Standing.  Each of Purchaser and those of Purchaser’s Affiliates that are or will be parties to the Ancillary Agreements (such Affiliates, “Purchaser Parties”) is duly organized, validly existing and, except in any jurisdiction that does not recognize such a concept, in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable and has all power and authority to carry on its business as presently conducted.

SECTION 4.02 Authority; Execution and Delivery; Enforceability.  Each of Purchaser and the Purchaser Parties has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, as applicable, and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  The execution and delivery by each of Purchaser and the Purchaser Parties of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation by each of Purchaser and the Purchaser Parties of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other similar action on the part of Purchaser or the Purchaser Parties and no other action on the part of Purchaser or the Purchaser Parties is necessary to authorize this Agreement and the Ancillary Agreements or the consummation of the Acquisition and the other transactions contemplated hereby and thereby (subject, in the case of the obligation to consummate the Acquisition, to the entry of the Sale Order).  Purchaser has duly executed and delivered this Agreement and, prior to the Closing, each of Purchaser and the Purchaser Parties, will have duly executed and delivered each Ancillary Agreement to which it is or will be a party, and, assuming the due execution and delivery by Seller, this Agreement constitutes Purchaser’s, and each Ancillary Agreement to which Purchaser or a Purchaser Party is a party will, after execution and delivery by Purchaser or such Purchaser Party, constitute Purchaser’s or such Purchaser Party’s legal, valid and binding obligation, enforceable against it in accordance with their respective terms, subject to the Enforceability Limitations and entry of the Sale Order.

SECTION 4.03 Consents and Approvals.  Other than (a) the Sale Order having been entered by the Bankruptcy Court and (b) Consents as a result of any facts or circumstances relating to the identity or regulatory status of Seller or any of its Subsidiaries, none of (i) the execution, delivery and performance by Purchaser or the Purchaser Parties, as applicable, of this Agreement and each Ancillary Agreement to which it is or will be a party or (ii) the consummation by Purchaser or the Purchaser Parties, as applicable, of the transactions contemplated hereby and thereby, will require Purchaser or any of its Affiliates to provide notice to, or make any filing with, or obtain any Consent from, any Governmental Authority.

SECTION 4.04 No Conflicts.  Other than the Sale Order having been entered by the Bankruptcy Court, none of (a) the execution, delivery and performance by Purchaser or the Purchaser Parties, as applicable, of this Agreement and each Ancillary Agreement to which it is or will be a party or (b) the consummation by Purchaser or the Purchaser Parties, as applicable, of the transactions contemplated hereby and thereby, will:

(i)           violate or result in a breach of, any provision of the certificate of incorporation or by-laws or other organizational documents of Purchaser or the Purchaser Parties;

(ii)          violate or result in the breach by Purchaser or any of its Affiliates of any applicable Law; or

(iii)        violate, result in a breach of, constitute a default under, create in any party the right to terminate or cancel, or require the Consent of any other Person under, in each case, any Contract to which Purchaser or any of its Affiliates is a party or by which any of the assets of Purchaser or any of its Affiliates is bound;

except, in the case of each of clauses (ii) and (iii) above, as would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay any of Purchaser or the Purchaser Parties from performing its obligations under this Agreement and the other Transaction Documents or from consummating the transactions contemplated hereby or thereby.

SECTION 4.05 Absence of Litigation.  As of the date hereof, there are no (i) Actions pending or, to the knowledge of Purchaser, threatened in writing, against Purchaser or any of its Affiliates or (ii) material Orders outstanding, in each case, that challenges, or that would have the effect of preventing, delaying or making illegal the Acquisition or any of the other transactions contemplated hereby or that would prevent or materially impair or delay any of Purchaser or the Purchaser Parties from performing its obligations under this Agreement and the other Transaction Documents or from consummating the Acquisition or any of the other transactions contemplated hereby or thereby.

SECTION 4.06 Sufficiency of Funds; Solvency.

(a)         Purchaser currently has and will have available on the Closing Date all funds necessary and sufficient to consummate the Acquisition and the other transactions contemplated hereby and by the other Transaction Documents, including to pay any fees and expenses of Purchaser related to the Acquisition and the other transactions contemplated hereby and by the other Transaction Documents.

(b)        Immediately after giving effect to the consummation of the Acquisition and the other transactions contemplated hereby: (a) the fair saleable value (determined on a going‑concern basis) of the assets of Purchaser will be greater than the total amount of its Liabilities, taken as a whole (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with US GAAP); (b) Purchaser will be able to pay its debts and obligations in the ordinary course of business as they become due; and (c) Purchaser will have adequate capital to carry on its businesses and all businesses in which it is about to engage.  No transfer of property is being made by Purchaser and no obligation has been incurred by Purchaser in connection with the Acquisition with the intent to hinder, delay or defraud either present or future creditors of Purchaser or the Business.

SECTION 4.07 Adequate Assurances Regarding Executory Contracts.  As of the date of the Sale Order, Purchaser will be capable of satisfying the conditions contained in Section 365 of the Bankruptcy Code required to be satisfied by Purchaser with respect to each of the Transferred Contracts.

SECTION 4.08 First Lien Credit Agreement.  As of the date of this Agreement, the Affiliate(s) of Purchaser that are lenders to Seller and its Subsidiaries pursuant to the terms of First Lien Credit Agreement (the “Assigning Affiliates”) have validly assigned and transferred to Purchaser (the “Loan Assignment”) and Purchaser constitutes the sole holder of the aggregate amount of outstanding indebtedness under the First Lien Credit Agreement.  Purchaser has made available to Seller true, complete and correct copies, as of the date of this Agreement, of any documentation related to the Loan Assignment.

SECTION 4.09 Purchaser’s Regulatory Status.  Each of Purchaser and any of its designated Affiliates either is (i) not a foreign person pursuant to 31 CFR § 800.224, or (ii) is exempt from any mandatory filing requirement pursuant to 31 CFR § 800.401(e)(3).

SECTION 4.10 Brokers.  No agent, broker, finder, investment banker or other Person engaged by or on behalf of Purchaser or any of its Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement and the Ancillary Agreements for which Seller would be liable.

SECTION 4.11 No Additional Representations.  Except for the specific representations and warranties contained in Article III (as qualified by the Seller Disclosure Schedule), Purchaser acknowledges that neither Seller, nor any other Person on behalf of Seller, makes any other express or implied representation or warranty with respect to Seller, any of its Subsidiaries or the Business or with respect to any other information provided to Purchaser in connection with this Agreement or the transactions contemplated hereby. Purchaser expressly disclaims reliance on any and all representations and warranties other than the specific representations and warranties set forth in Article III (as qualified by the Seller Disclosure Schedule), whether express or implied, at law or in equity.

ARTICLE V
COVENANTS

SECTION 5.01 Conduct of Business Prior to the Closing.

(a)        Except (1) as consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) or the approval of the Bankruptcy Court, (2) as expressly contemplated, permitted or required by this Agreement or the Transaction Documents, (3) to the extent exclusively relating to Excluded Assets or Retained Liabilities, (4) as set forth in Section 5.01 of the Seller Disclosure Schedule, (5) as required by applicable Law or Order or as requested or required by any Governmental Authority or (6) as required or prohibited pursuant to an Order of the Bankruptcy Court or the Bankruptcy Cases or limited by restrictions or limitations under the Bankruptcy Code on Chapter 11 debtors, including (x) the exercise by the board of directors of Seller of its fiduciary duties to maximize the value of Seller’s estate and (y) limitations on Seller’s or its Subsidiaries’ ability to pay amounts relating to the period prior to the Petition Date and the impact of Seller filing for bankruptcy with respect to any Contract to which it or any of its Subsidiaries is a party, from the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Article IX:

(i)          Seller shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to preserve intact in all material respects the Business and maintain the Transferred Assets in satisfactory operating condition (ordinary wear and tear excepted); and

(ii)         Seller shall not (and shall cause its Subsidiaries not to) take any of the following actions:

(A)         sell, assign, transfer, lease, exclusively license or otherwise dispose of any Transferred Assets;

(B)        acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses for the conduct of the Business, in each case other than pursuant to existing Contracts;

(C)         subject any of the Transferred Assets to any Liens, except for Permitted Liens;

(D)        commence, settle, compromise, or propose to settle or compromise, any Action that would reasonably be expected to materially diminish the value of the Transferred Assets or impair title thereto;

(E)         amend, modify, extend, renew or terminate any Transferred Contract, in each case, in any manner reasonably likely to be adverse to the Business;

(F)          except (1) as required by applicable Law or (2) as required pursuant to the terms of any Seller Benefit Plan in effect on the date of this Agreement or adopted, established, entered into or amended after the date of this Agreement not in violation of this Agreement, (i) grant to any Requisite Employee or independent contractor of the Business any material increase in compensation, (ii) grant to any current Requisite Employee any material increase in severance, retention, or termination pay, (iii) grant or amend any equity or other incentive awards for any Requisite Employee, (iv) hire, appoint, or promote any Requisite Employee whose base salary exceeds $50,000 per annum, hire or appoint any Requisite Employee to a position at or above the vice president level, or promote any employee to a position at or above the director level, (v) establish, adopt, enter into, amend, or terminate in any material respect any Seller Benefit Plan with respect to Requisite Employees, or (vi) take any action to accelerate any rights or benefits under any Seller Benefit Plan with respect to Requisite Employees; provided, however, that the foregoing shall not restrict Seller or any of its Subsidiaries from entering into or making available to (A) newly hired employees hired in compliance with this Section 5.01(a)(ii)(F) or (B) employees as of the date hereof or hired after the date hereof in compliance with this Section 5.01(a)(ii)(F) in the context of promotions based on job performance or workplace requirements, in each case of clauses (A) and (B), in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(G)        make capital expenditures, except for those (1) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (2) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (2) not to exceed $100,000 in the aggregate; or

(H)          authorize, or commit or agree to take, any of the foregoing actions.

(b)         All notices to Purchaser under this Section 5.01 shall be provided by electronic mail to John.Doyle@blackrock.com, with a copy to jayre@orrick.com and mhyatt@orrick.com.  All responses by Purchaser under this Section 5.01 shall be provided by electronic mail to jared@boxed.com and dmiller@boxed.com, with a copy to legal@boxed.com (or at such other address as shall be specified in a notice given in accordance with this Section 5.01).  Nothing contained in this Agreement shall be construed to give Purchaser, directly or indirectly, the right to control or direct the Business prior to the Closing.  Prior to the Closing, Seller will exercise complete control and supervision over the Business.

SECTION 5.02 Access to Information.  From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Article IX, Seller shall give Purchaser and its employees, agents, representatives and advisors, upon Purchaser’s reasonable request and reasonable advance notice, during regular business hours, reasonable access to all books and records, personnel, officers and facilities to the extent related to the Transferred Assets or the Business and in the possession of Seller or its Subsidiaries; provided, however, that any such access shall be conducted at Purchaser’s sole expense, in a manner that complies with Section 5.03 and, at a reasonable time, under the supervision of Seller’s personnel and not to interfere with the normal operations of the businesses of Seller or its Subsidiaries.  Notwithstanding anything contained in this or any other agreement between Purchaser and Seller executed on or prior to the date hereof, neither Seller nor any of its Subsidiaries shall have any obligation to make available to Purchaser or its employees, agents or representatives, or provide Purchaser or its employees, agents or representatives with, (i) any consolidated, combined or unitary Tax Return filed by Seller or any of its Subsidiaries or predecessors or any related material (any information to which Purchaser is otherwise entitled pursuant to this Section 5.02 contained in such a Tax Return shall be provided on a pro forma return containing only such information), (ii) any information or documents as and to the extent exclusively related to any Excluded Assets or any Retained Liabilities, or (iii) any information if making such information available would (A) jeopardize any attorney-client or other legal privilege, or (B) contravene any applicable Law, Order or legal obligation with respect to non-use or confidentiality (including any confidentiality agreement to which Seller or any of its Subsidiaries is a party) (it being understood that Seller will cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to Purchaser to occur without so jeopardizing privilege or contravening such Law, Order or legal obligation); provided that, to the extent such information is not available to Purchaser for a reason described in clauses (iii)(A)- (B) above, Seller shall use commercially reasonable efforts to make available to Purchaser as much information as reasonably possible related thereto.

SECTION 5.03 Confidentiality; Publicity.

(a)         Purchaser hereby acknowledges that it is bound by the terms and conditions of the mutual non-disclosure agreement, dated as of April 20, 2021, between Giddy Inc. and BlackRock Capital Investment Advisors, LLC and its subsidiaries – US Private Capital Group, on behalf of funds and accounts under management (the “Confidentiality Agreement”).  The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect and survive the Closing in accordance with its terms.  From and after the Closing, the restrictions on the use and disclosure set forth in the Confidentiality Agreement shall not apply to Purchaser or its Affiliates and their respective Representatives in respect of any information to the extent relating solely to (i) the Business and not to the extent relating to Seller or its Subsidiaries businesses other than the Business, or (ii) the Acquisition or any of the other transactions contemplated by this Agreement.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement, and Purchaser’s obligations thereunder pursuant to this Section 5.03, shall nonetheless continue in full force and effect in all respects in accordance with the terms of the Confidentiality Agreement.

(b)         Except as otherwise expressly contemplated by this Agreement, and except for any separate or joint press releases to be issued by the Parties in the forms agreed by the Parties (or any public statement or disclosure that contains or reflects only such information previously disclosed in press releases or other public disclosures made in accordance with this Section 5.03(b)), neither Purchaser nor Seller will, and each of Purchaser and Seller will cause its Affiliates to not, issue any press release or otherwise make any public statements or disclosure with respect to the transactions contemplated hereby or by the Ancillary Agreements without the prior written consent of the other Party.  Notwithstanding the forgoing, the Parties shall be entitled to make such public statement or disclosure to the extent required by the Bankruptcy Court, applicable Law, any Governmental Authority, the rules of any stock exchange or as required in connection with any audit or financial disclosure requirements or obligations.

SECTION 5.04 Efforts to Consummate.  Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Seller shall (and each of them shall cause their respective Subsidiaries to) use their respective commercially reasonable efforts to take, or cause to be taken, reasonable actions, and to do, or cause to be done and cooperate with each other in order to do, all things proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, including the taking of all reasonable acts necessary to cause the conditions precedent to the other Party’s obligations to consummate the Closing set forth in Article VIII to be satisfied.  Nothing in this Section 5.04 shall require Seller, Purchaser or any of their respective Subsidiaries to pay any consideration to any third party, to initiate any Action, to incur any obligation or to waive any right under this Agreement.

SECTION 5.05 Bulk Sales.  The Parties hereby waive compliance with any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to Purchaser and its Affiliates.

SECTION 5.06 Bankruptcy Court Approval.

(a)          Seller and Purchaser each acknowledges that this Agreement and the sale of the Transferred Assets to Purchaser and the assumption of the Assumed Liabilities by Purchaser are subject to Bankruptcy Court approval.

(b)         Purchaser agrees that it shall promptly take all actions as are reasonably requested by Seller to assist in obtaining (i) entry of the Sale Order by no later than April 28, 2023, and (ii) a finding of adequate assurance of future performance by Purchaser of the Transferred Contracts, in respect of each of (i) and (ii), including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among other things, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.  In the event the entry of the Sale Order is appealed, Purchaser shall use commercially reasonable efforts to defend such appeal(s) and cooperate with Seller in defending such appeal(s), including, if necessary, furnishing testimony and affidavits.

SECTION 5.07 Further Assurances.  Each of the Parties shall execute and deliver such documents and other papers and take such further actions as may reasonably be required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby, including the execution and delivery of such assignments, deeds and other documents as may be necessary to transfer any Transferred Assets or Assumed Liabilities as provided in this Agreement.

SECTION 5.08 Transferred Contracts; Adequate Assurance and Performance.

(a)        Within one Business Day of commencing the Bankruptcy Cases, Seller shall serve on all non-debtor counterparties to all potential Transferred Contracts a notice specifically stating that the Seller is or may be seeking the assumption and assignment of such Contract and shall notify such non-debtor counterparties of the deadline for objecting to the Cure Costs, if any, which deadline shall be not less than seven (7) days before the hearing on the motion to consider approval of the sale of the Transferred Assets or as otherwise ordered by the Bankruptcy Court. Upon receipt of any notice from a non-debtor counterparty rejecting, challenging, or otherwise disputing any Cure Cost, Seller shall immediately notify Purchaser and provide timely updates with respect to all negotiations with such counterparty related to the settlement of such contested Cure Cost.

(b)         With respect to each Transferred Contract, Purchaser shall deliver within 24 hours of approval of this Agreement by the Bankruptcy Court information it reasonably believes to be sufficient to demonstrate Purchaser’s adequate assurance of the future performance by Purchaser of each such Transferred Contract as required under Section 365 of the Bankruptcy Code, which information Seller or if applicable, Seller’s Subsidiaries, shall be permitted to disseminate to any third party that is a party to any Transferred Contract.  In the event Purchaser cannot demonstrate adequate assurance of future performance with respect to a Transferred Contract, at Purchaser’s election, such Transferred Contract shall become an Excluded Contract.

SECTION 5.09 Maintenance of Books and Records.  Until the earlier of the liquidation and winding up of Seller’s estate and three years after the Closing Date, (i) Purchaser will use commercially reasonable efforts not to dispose of or destroy any of the pre-Closing books and records relating to the Business and (ii) Purchaser will allow Seller (including, for clarity, any trust established under a Chapter 11 plan of Seller or any other successors of Seller) and any of its employees, agents or representatives reasonable access during normal business hours, upon reasonable advance notice, to any such pre-Closing books and records for purposes relating to any reasonable business purpose, the Bankruptcy Cases, the wind-down of the operations of Seller and its Subsidiaries or any such trusts or successors and Seller (including any such trust or successors) and such employees, agents or representatives will have the right to make copies of any such pre-Closing books and records for such purposes (at no cost to Purchaser or its employees, agents or representatives other than for reasonable and documented out-of-pocket expenses). Until the liquidation and winding up of Seller’s estate, Seller may keep a copy of the pre-Closing books and records relating to the Business.

SECTION 5.10 License.

(a)         From and after the Closing, for a term of three (3) years, Seller (on behalf of itself and its Subsidiaries) hereby grants to Purchaser and its Affiliates a non-exclusive, perpetual, worldwide, royalty-free, fully paid up, transferrable (in whole or in part, but solely in connection with a sale of the Business in whole or in part) and sublicensable (through multiple tiers) license under the Boxed Market Technology solely to the extent used in connection with the Business and its natural evolutions.

(b)         From and after the Closing, for a term of six (6) months, Seller (on behalf of itself and its Subsidiaries) hereby grants to Purchaser and its Affiliates a limited, non-exclusive, worldwide, royalty-free, fully paid up, non-transferrable and non-sublicensable license under the Seller Marks in connection with the continued operation of the Business in a manner consistent with the current operation of the Business; provided, that as soon as reasonably practicable after the Closing, and in any event within six (6) months of the Closing Date, Purchaser shall, and shall cause each of its Affiliates to, use their reasonable best efforts to cease and discontinue the use of and to remove all Seller Marks from all Transferred Assets, including all email signatures, business cards, social media and website content, customer communications, inventory, uniforms and identification badges, sales presentations, promotional and marketing materials, internal forms and documents and other similar materials.

SECTION 5.11 Continued Support.  From the date hereof through the Closing, subject to requisite Bankruptcy Court approval, the Parties will negotiate in good faith a Transition Services Agreement setting forth any and all services and systems that are currently provided to the Business by Seller or any Subsidiaries of Seller (whether an Excluded Asset or otherwise) or its or their personnel that the Purchaser reasonably requests and that are necessary to operate the Business, other than any that are expressly agreed by the Parties to be unnecessary as of the Closing (the “Transition Services Agreement”).  The exact scope, term, service charges and periods of such limited transitional services shall be negotiated and agreed in good faith by Seller and Purchaser as promptly as reasonably practicable following the date hereof and in any event prior to the Closing Date; provided that, in each case, (i) such transitional services shall be limited to (a) services that were provided to the Business immediately prior to the Closing Date and are necessary and appropriate for the Business immediately following the Closing Date, (b) services that the Seller or its Subsidiaries are reasonably capable of performing independently without engaging any third party not already engaged by Seller or such Subsidiaries on the Closing Date, and (c) services that are commercially reasonably necessary for the continuation of the Business in accordance with past practice and technically and legally possible to be provided by Seller or such Subsidiaries, and (ii) Seller and its Subsidiaries shall not be obligated to hire or engage any additional employees or contractors or maintain the employment or engagement of any specific employee or contractor.

ARTICLE VI
EMPLOYEE MATTERS

SECTION 6.01 Offers of Employment.  As soon as practicable, but in no event later  than seven (7) days prior to the Closing Date, Purchaser shall, or shall cause one of its applicable Affiliates to, offer employment, effective as of the Closing Date, to each Requisite Employee listed on Section 1.01(a) of the Seller Disclosure Schedule (as such list may be updated in accordance with this Agreement) ), other than the independent contractors or other individual service providers engaged through the Recruitment Outsourcing and Services Agreement by and between Glints Intern Pte., Ltd. and Boxed, LLC, dated March 2, 2021, or any successor agreement (the “Glints Contractors”) and the Master Services Agreement for Software Development and Consulting Services by and between Nearshore Growth Technologies Inc. and Boxed, LLC, dated January 4, 2023 (the “Nearshore Contractors” and together with the Glints Contractors, the “Contractors”).  All such offers of employment to (i) Requisite Employees (which shall not include the Contractors), other than the Leave Employees, shall provide for employment with Purchaser or an applicable Affiliate of Purchaser to commence effective as of, and contingent upon, the Closing Date and (ii) Leave Employees shall provide for employment with Purchaser or an applicable Affiliate of Purchaser to commence at the expiration of such Leave Employees’ leave or period of disability; provided that such Leave Employees must return to active employment within three months of the Closing Date, or such offer of employment will be null and void.  All such offers of employment shall be made in accordance with the applicable provisions of this Section 6.01.  Upon request, Purchaser shall provide to Seller copies of any such offer of employment pursuant to this Section 6.01. Seller shall terminate the employment or services of each Requisite Employee effective as of the Closing Date.  For all purposes of the remainder of this Article VI, with respect to any Leave Employee, the date that such Leave Employee commences employment with Purchaser or its Affiliates shall be substituted for the terms “Closing Date” and “Closing”, respectively, wherever such term appears. Seller shall be solely responsible for the cost of any compensation or benefits provided to any Leave Employee with respect to the period following the Closing and prior to the date such Leave Employee transfers to Purchaser or its Affiliate, including any severance benefits payable to such Leave Employee upon a termination of employment. At least three (3) days prior to the Closing Date, Purchaser shall deliver to Seller a complete and correct list of Requisite Employees who have rejected Purchaser’s offer of employment.  Offers pursuant to this Section 6.01 shall be sufficient to avoid statutory, contractual, common Law or other severance or similar obligations and shall otherwise comply in all respects with such applicable Law (including with respect to compensation and benefits).

SECTION 6.02 Transferred Employees.

(a)         With respect to each Transferred Employee, Purchaser or its Affiliates shall provide such Transferred Employee with employment in a position requiring substantially comparable skills and abilities as such Transferred Employee’s position immediately prior to the Closing Date and Purchaser or its Affiliate: shall provide to each Transferred Employee (i) no less favorable base salary, incentive compensation opportunity (excluding equity-based incentive compensation opportunities) and wage rates, as applicable, as provided to such Transferred Employee immediately prior to the Closing Date and (ii) standard employee benefits (generally for employees in the industry of the Transferred Employees) maintained or sponsored through PEO Benefit Plans, including the eligibility to participate in a PEO 401(k) Plan.

(b)         With respect to each Transferred Employee effective from and after the Closing Date, Purchaser or its Affiliates shall (i) recognize, for all purposes (other than benefit accrual under a defined benefit pension plan or retiree medical plan or to the extent it would result in a duplication of benefits) under all PEO Benefit Plans or any other plans, programs and arrangements established or maintained by Purchaser or its Affiliates for the benefit of the Transferred Employees, service with Seller or its Subsidiaries prior to the Closing Date to the extent such service was recognized under the corresponding Seller Benefit Plan covering such Transferred Employees, including for purposes of eligibility, vesting and benefit levels and accruals, (ii) use commercially reasonable efforts to waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all PEO Benefit Plans or any other employee health and other welfare benefit plans established or maintained by Purchaser or its Affiliates for the benefit of the Transferred Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Seller Benefit Plan and (iii) use commercially reasonable efforts to provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing Date for the plan year in which the Closing occurs.

SECTION 6.03 Liabilities, Time Off and Communications.

(a)         Purchaser or its Affiliates shall bear all of the liabilities, obligations and costs relating to, and shall indemnify and hold harmless Seller and its Subsidiaries from and against any claims relating to the employment of or termination of any Transferred Employee by Purchaser on or after the Closing Date, including in respect of any act or omission relating to the employment of any Transferred Employee occurring on or after the Closing Date. Seller shall bear all of the liabilities, obligations and costs relating to, and shall indemnify and hold harmless Purchaser and its Affiliates from and against any claims relating to the employment of or termination of any employee of Seller, including any Requisite Employee, related to the period prior to the Closing Date.

(b)         If any Requisite Employee requires a work permit or employment pass, visa (and subsequent green card application) or other legal or regulatory approval for his or her employment with Purchaser or its Affiliates, Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause any such permit, pass, visa (and subsequent green card application) or other approval to be obtained and in effect prior to the Closing Date, or, if such permit, pass, visa (and subsequent green card application) or other approval cannot be obtained and in effect in full prior to the Closing Date, to continue to use commercially reasonable efforts to obtain such permit, pass, visa (and subsequent green card application) or other approval, at Purchaser’s own expense, until issuance of such permit, pass, visa and subsequent green card. Seller shall, and shall cause its Subsidiaries to, take all reasonably necessary or appropriate action at Purchaser’s expense, as reasonably requested by Purchaser, to assist in obtaining any such permit, pass, visa and subsequent green card or other approval.

(c)         Any communications proposed to be delivered by Purchaser to any Requisite Employee before the Closing Date regarding the matters contained in or the transactions contemplated by this Agreement or otherwise respecting any changes or potential changes in employee benefit plans, practices or procedures that may or will occur in connection with the transactions contemplated by this Agreement shall be subject to the prior approval of Seller, which such approval shall not be unreasonably withheld.

SECTION 6.04 Cessation of Participation in other Seller Benefit Plans.  Effective as of the Closing Date, each Transferred Employee shall cease to participate in any Seller Benefit Plan other than as a former employee of Seller or any of its Subsidiaries, in each case to the extent, if any, permitted by the terms of such Seller Benefit Plan. Seller shall retain all Liability with respect to any obligations under the Seller Benefit Plan and shall indemnify and hold Purchaser harmless with respect to any such Liabilities.

SECTION 6.05 401(k) Plans.  Effective as of the Closing Date or as soon as practicable thereafter, Purchaser shall have in effect one or more PEO 401(k) Plans maintained through a PEO.  Each Transferred Employee participating in a Seller 401(k) Plan immediately prior to the Closing Date shall become a participant in the corresponding PEO 401(k) Plan as of the Closing Date or as soon as practicable thereafter, and each Transferred Employee who would have become eligible to participate in a Seller 401(k) Plan shall become a participant in the PEO 401(k) Plan no later than such time as he or she would have become eligible to participate in a Seller 401(k) Plan.  Purchaser agrees to cause the PEO 401(k) Plan to allow each Transferred Employee to make a “direct rollover” to the PEO 401(k) Plan of the account balances of such Transferred Employee (including promissory notes evidencing any outstanding loans) under a Seller 401(k) Plan in which such Transferred Employee participated prior to the Closing Date if such Seller 401(k) Plan permits such a direct rollover and if such direct rollover is elected in accordance with applicable Law by such Transferred Employee.  The rollovers described herein shall comply with applicable Law, and each Party shall make all filings and take any actions required of such Party under applicable law in connection therewith.  Following such transfer of account balances, Seller shall have no liability for any costs, expenses or damages that may result from any claim for any benefit alleged to be payable under any Seller 401(k) Plan with respect to Transferred Employees and their beneficiaries who have transferred their account balances from any Seller 401(k) Plan to the PEO 401(k) Plan.

SECTION 6.06 Liability for Requisite Employees.  Except as otherwise specifically provided in this Agreement, effective from and after the Closing Date, Purchaser shall, and shall cause its Affiliates to, be responsible for any and all Liabilities or obligations (i) arising under or with respect to any PEO Benefit Plan, (ii) with respect to any Requisite Employee arising on or following the Closing Date, or (iii) that transfer by operation of Law.

SECTION 6.07 WARN.  Purchaser shall not take any action during the ninety (90)-day period following the Closing with respect to the Requisite Employees that would give rise to a “plant closing” or “mass layoff” or group termination under the WARN Act and any similar federal, state or local Law of the United States or any other similar applicable Law, whether standing alone or when aggregated with applicable pre-Closing employee layoffs.  Purchaser agrees to provide, or to cause its Affiliates to provide, any required notice under the WARN Act and any similar federal, state or local Law of the United States or any other similar applicable Law and to otherwise comply with the WARN Act and such other Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Transferred Employees occurring on or after the Closing Date as a result of any termination of employment by Purchaser.  Purchaser shall assume liability for, and fully indemnify and hold harmless Seller and its Subsidiaries with respect to, any Liability incurred by Seller or any of its Subsidiaries pursuant to the WARN Act or any similar applicable Law in connection with any Requisite Employee, to the extent such liability arises from actions of Purchaser or any of its Affiliates on or after the Closing, including with respect to the actions described in the immediately preceding sentences.

SECTION 6.08 Claims Assistance.  Purchaser shall, and shall cause its Affiliates to, permit Transferred Employees to provide such assistance to Seller and its Subsidiaries, at Seller’s expense, as may be required in respect of claims brought by or against Seller or its Subsidiaries, whether asserted or threatened, to the extent that, in Seller’s opinion, (i) a Transferred Employee has knowledge of relevant facts or issues, or (ii) a Transferred Employee’s assistance is reasonably necessary in respect of any such claim.

SECTION 6.09 No Employee Rights.  Nothing in this Article VI, express or implied, shall confer upon any Requisite Employee, employee or any other individual, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.  Nothing in this Article VI, expressed or implied, shall be construed to prevent Purchaser or Seller, or their respective Affiliates from terminating or modifying to any extent or in any respect any PEO Benefit Plan or Seller Benefit Plan.  Nothing in this Article VI, expressed or implied, or any other provision of this Agreement shall amend, or be deemed to amend, any Benefit Plan, and nothing in this Article VI, express or implied, or any other provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Benefit Plan.

ARTICLE VII
TAX MATTERS

SECTION 7.01 Transfer Taxes.  Notwithstanding Section 1146(a) of the Bankruptcy Code or for any other reason, any Transfer Taxes imposed as a result of the transactions contemplated by this Agreement, shall be borne 50% by Purchaser and 50% by Seller.  Purchaser shall be responsible for the timely filing of any Tax Return relating to Transfer Taxes, except to the extent that Seller is responsible for the filing of any such Tax Return under applicable Law. Seller shall reasonably cooperate with Purchaser and, subject to the other terms of this Agreement, shall take any action reasonably requested by Purchaser that does not cause Seller to incur any cost or material inconvenience to minimize Transfer Taxes.

SECTION 7.02 Tax Characterization of Adjustments.  Seller and Purchaser agree to treat all payments made either to or for the benefit of the other following the Closing (including any payments made under any indemnity provisions of this Agreement) as adjustments to the Purchase Price, as applicable, for all Tax purposes, and that such treatment shall govern for purposes hereof, except as otherwise required by a change in applicable Law after the date hereof, a closing agreement with an applicable Tax authority or a final judgment of a court of competent jurisdiction.

SECTION 7.03 Property Taxes.  For purposes of this Agreement and the Ancillary Agreements, any property (including personal, real estate, intangible or similar) Taxes (“Property Taxes”) or similar ad valorem obligations with respect to the Transferred Assets applicable to periods beginning before the Closing Date and ending after the Closing Date shall be allocated between Seller and Purchaser pro rata based on the number of days that occur before the Closing Date, on the one hand, and on and after the Closing Date, on the other hand.

SECTION 7.04 Tax Information and Cooperation.  Seller and Purchaser shall, solely with respect to the Business and Transferred Assets, (a) each provide the other with such assistance as may be reasonably requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority or any judicial or administrative proceeding with respect to Taxes, (b) each retain and provide the other with any records or other information which may be relevant to such Tax Return, audit, examination or proceeding and (c) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period (which shall be maintained confidentially except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding).

ARTICLE VIII
CONDITIONS TO CLOSING

SECTION 8.01 Conditions to Obligations of Seller.  The obligation of Seller to consummate the Acquisition shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a)          (i) The Purchaser Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than such Purchaser Fundamental Representations that refer to a specified date, which need only be so true and correct on and as of such specified date) and (ii) the representations and warranties of Purchaser in Article IV (other than the Purchaser Fundamental Representations) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that are made as of a specified date, in which case, such representations and warranties shall be true and correct as of such date), in each case, disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” or any similar qualifications therein, except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the ability of the Purchaser or the Purchaser Parties in performing their obligations under this Agreement or the other Transaction Documents or from consummating the Acquisition or the other transactions contemplated hereby or thereby.

(b)          The covenants, obligations and agreements contained in this Agreement to be complied with by Purchaser or an Affiliate of Purchaser at or before the Closing shall have been complied with in all material respects.

(c)          Seller shall have received a certificate, dated as of the Closing Date and signed by a duly authorized representative of Purchaser, stating on behalf of Purchaser that each of the conditions set forth in Section 8.01(a) and Section 8.01(b) were satisfied or had been waived by Seller as of the Closing Date.

(d)          No Governmental Authority of competent jurisdiction shall have issued any Order or enacted any Law that remains in effect and makes illegal or otherwise prohibits the consummation of the Acquisition or the other transactions contemplated by this Agreement.

(e)          Each of Purchaser and, if applicable, the Purchaser Parties shall have executed and delivered to Seller each of the Transaction Documents to which it is a party.

(f)          The Bankruptcy Court shall have entered the Sale Order, and such order will be in full force and effect and shall not have been stayed or vacated.

(g)          Purchaser shall have received a loan or other contribution from its equity holders, in each case, in form and substance reasonably acceptable to Purchaser, in an amount equal to at least $4,000,000.

SECTION 8.02 Conditions to Obligations of Purchaser.  The obligation of Purchaser to consummate the Acquisition shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)         (i) The Seller Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (other than such Seller Fundamental Representations that refer to a specified date, which need only be so true and correct on and as of such specified date), and (ii) the representations and warranties of Seller in Article III (other than the Seller Fundamental Representations) shall be true and correct as of the date hereof and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (other than those representations and warranties that are made as of a specified date, in which case, such representations and warranties shall be true and correct as of such date), in each case, disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” or any similar qualifications therein, except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)         The covenants, obligations and agreements contained in this Agreement to be complied with by Seller at or before the Closing shall have been complied with in all material respects.

(c)         Purchaser shall have received a certificate, dated as of the Closing Date and signed by a duly authorized representative of Seller, stating on behalf of Seller that each of the conditions set forth in Section 8.02(a), Section 8.02(b), Section 8.02(d), and Section 8.02(e) were satisfied or had been waived by Purchaser as of the Closing Date.

(d)          No Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(e)         All of the Key Employees and at least 66% of the Requisite Employees (not including any Contractors) (x) will have accepted and not revoked, rescinded or otherwise repudiated Purchaser’s offer of employment, and (y) will not have terminated his or her employment or engagement with Seller or expressed an intention (whether formally or informally) in terminating his or her employment with the Purchaser or any of their Subsidiaries, as applicable, following the Closing.

(f)          No Governmental Authority of competent jurisdiction shall have issued any Order or enacted any Law that remains in effect and makes illegal or otherwise prohibits the consummation of the Acquisition or the other transactions contemplated by this Agreement.

(g)          Seller shall have executed and delivered to Purchaser each of the Transaction Documents to which it is a party.

(h)          The Bankruptcy Court shall have entered the Sale Order, and such order will be in full force and effect and shall not have been stayed or vacated.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination prior to Closing.  This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Seller and Purchaser;

(b)          by either Seller or Purchaser, upon prior written notice to the other Party, if:

(i)         the Closing shall not have occurred prior to May 15, 2023 (or such later date as Seller and Purchaser may, in good faith, mutually agree upon in writing) (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement in this Agreement primarily caused either (i) the Closing not to occur on or prior to the Termination Date or (ii) the failure to satisfy the conditions to the obligations of the terminating Party set forth in Article VIII;

(ii)         any applicable Governmental Authority shall have issued an Order which permanently restrains, enjoins or otherwise prohibits the Acquisition and such Order shall have become final and non-appealable;

(iii)        the Bankruptcy Court shall have entered an Order which precludes the consummation of the Acquisition on the terms and conditions set forth in this Agreement and such Order shall have become final and non-appealable; or

(iv)        after its entry, the Sale Order ceases to be in full force and effect;

(c)         by Purchaser, if Seller shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.02 and (ii) (A) cannot be cured by the Termination Date or (B) if capable of being cured, such breach or failure shall not have been cured by the earlier of (x) fifteen (15) Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Purchaser’s intention to terminate this Agreement if such breach or failure is not cured) from Purchaser of such breach or failure and (y) one (1) Business Day prior to the earlier of the Termination Date and the date on which this Agreement may otherwise be terminated by Purchaser in accordance with this Section 9.01(c); provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 8.01;

(d)         by Seller, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.01 and (ii) (A) cannot be cured by the Termination Date or (B) if capable of being cured, such breach or failure shall not have been cured by the earlier of (x) fifteen (15) Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Seller’s intention to terminate this Agreement if such breach or failure is not cured) from Seller of such breach or failure and (y) one (1) Business Day prior to the earlier of the Termination Date and the date on which this Agreement may otherwise be terminated by Seller in accordance with this Section 9.01; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if Seller is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 8.02; or

(e)          by Seller, upon prior written notice to Purchaser, if (i) the Bankruptcy Cases are, without Seller’s consent, converted into cases under Chapter 7 of the Bankruptcy Code or dismissed, or (ii) without Seller’s consent, a trustee or examiner with expanded powers to operate or manage the financial affairs of Seller is appointed in the Bankruptcy Cases.

SECTION 9.02 Effect of Termination prior to Closing.  In the event of termination of this Agreement in accordance with Section 9.01:

(a)         this Agreement shall forthwith terminate and become null and void and of no further force and effect, except as set forth, and subject to the limitations included, in this Section 9.02 (Effect of Termination), Section 5.03 (Confidentiality; Publicity), and Article X (General Provisions) and the Confidentiality Agreement; and

(b)         there will be no Liability of any kind on the part of Purchaser or Seller or any of Purchaser’s or Seller’s former, current or future Affiliates or any of the foregoing’s former, current or future direct or indirect general or limited partners, shareholders, managers, management companies, portfolio companies, equity holders, controlling Persons, members, agents, incorporators, trustees or representatives, or representatives of any of the foregoing, or any heir, executor, administrator, successor or assign of any of the foregoing; provided, however, that termination pursuant to this Article IX will not relieve any Party from such Liability (i) pursuant to the sections specified in Section 9.02(a) that survive such termination or (ii) for any Fraud or any Willful Breach that occurred prior to such termination.

ARTICLE X
GENERAL PROVISIONS

SECTION 10.01 Survival of Representations, Warranties and Covenants.  The representations and warranties contained herein and in any certificate or other Transaction Document delivered by any Party pursuant to this Agreement shall terminate upon and not survive the Closing and there shall be no Liability (whether arising in Contract, tort or otherwise, or whether at Law or in equity, and regardless of the legal theory under which any entitlement, remedy or recourse may be sought or imposed) thereafter in respect thereof.  Each Party’s covenants and other agreements contained in this Agreement shall terminate upon the Closing, except that the covenants and agreements of the Parties set forth in this Agreement to be performed or complied with after the Closing Date (each a “Post-Closing Covenant”) that by their terms survive the consummation of the Closing shall so survive the consummation of the Closing in accordance with their respective terms; provided that if a written notice of any claim with respect to any Post-Closing Covenant is given prior to the expiration thereof then such Post-Closing Covenant will survive until, but only for purposes of, the resolution of such claim by final, non-appealable judgment or settlement.

SECTION 10.02 Waiver.  Either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered or made available by the other Party pursuant to this Agreement or (c) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.  Any failure to assert, or delay in the assertion of, rights under this Agreement, or to require the performance of any provision under this Agreement, shall not constitute a waiver of those rights, and no single or partial exercise of any rights under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

SECTION 10.03 Expenses.  Except as otherwise provided in this Agreement or the Ancillary Agreements, the Parties shall bear their respective direct and indirect costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, the Acquisition and the other transactions contemplated hereby.

SECTION 10.04 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service or by email transmission (upon confirmation of transmission if electronically or mechanically generated) to the respective Persons at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.04):

(a)	if to Seller, to:

	Seller	Legal Department
61 Broadway, Floor 30
New York, New York, 10006

	Attention:	Legal
	Email:	Legal@boxed.com

with a copy, which does not constitute notice, to:

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue
New York, NY 10022
	Attention:	Ethan Klingsberg
Madlyn Primoff
Enrique Dancausa
	E-mail:	ethan.klingsberg@freshfields.com
madlyn.primoff@freshfields.com
enrique.dancausa@freshfields.com

(b)	if to Purchaser, to:

	Purchaser	SPRESSO, LLC
c/o BlackRock
50 Hudson Yards
New York, NY 10001
	Attention:	John Doyle
	Email:	John.Doyle@blackrock.com

and

	Purchaser	SPRESSO, LLC
c/o BlackRock
50 Hudson Yards
New York, NY 10001
	Attention:	Christian Donohue
	Email:	Christian.Donohue@blackrock.com

with copies, which shall not constitute notice, to:

SPRESSO, LLC
c/o Legal and Compliance / BlackRock
50 Hudson Yards
New York, NY 10001
	Attention:	Daniel Goldmintz
	Email:	Daniel.Goldmintz@blackrock.com

and

SPRESSO, LLC
c/o Legal and Compliance / BlackRock
50 Hudson Yards
New York, NY 10001
	Attention:	David Maryles
	Email:	David.Maryles@blackrock.com

and

Orrick, Herrington & Sutcliffe LLP
51 W. 52d St.
New York NY 10019
Attention:	Raniero D’Aversa Jr.
E-mail:	rdaversa@orrick.com

and

Orrick, Herrington & Sutcliffe LLP
609 Main Street, 40th Floor
Houston, TX 77002
Attention:	Jonathan Ayre
E-mail:	jayre@orrick.com

SECTION 10.05 Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.06 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the substance of the transactions contemplated hereby is not fundamentally changed.  If a final judgment of a court of competent jurisdiction declares any term or provision of this Agreement to be invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

SECTION 10.07 Entire Agreement.  This Agreement (including the Seller Disclosure Schedule), together with the Sale Order, Ancillary Agreements and the Confidentiality Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof and thereof.

SECTION 10.08 Assignment.  Neither Party may assign, delegate or otherwise transfer, in whole or in part, directly or indirectly, by operation of Law or otherwise (including by merger, contribution, spin-off or otherwise) any of its rights, interests or obligations hereunder, without the prior written consent of Seller or Purchaser, as the case may be; provided that any Party may, without the prior written consent of Seller or Purchaser, as applicable, assign its rights under this Agreement, in whole or in part, to one or more of its Affiliates; provided, further, that no such assignment shall relieve such assigning Party of its obligations hereunder.  Any purported assignment, delegation or transfer in violation of this Section 10.08 shall be null and void.

SECTION 10.09 No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their successors and permitted assigns, including any liquidating trustee, responsible Person or similar representative for Seller appointed in connection with the Bankruptcy Cases and, in the case of Section 2.07 and  Section 5.07, Seller’s Subsidiaries, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.10 Amendment.  This Agreement (including the Exhibits and Schedules hereto) may not be amended, supplemented or modified except by an instrument in writing specifically designated as an amendment hereto and signed by each of the Parties.

SECTION 10.11 Governing Law; Submission to Jurisdiction; Remedies.

(a)         Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement and all Actions relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts executed in and to be performed in that state.

(b)         Subject to Section 10.11(c), without limiting any Party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 10.04. For the avoidance of doubt, this Section 10.11 shall not apply to any claims that Purchaser or its Affiliates may have against any third party following the Closing.

(c)         Notwithstanding anything herein to the contrary, in the event the Bankruptcy Cases of Seller are closed or dismissed, the Parties hereby agree that all claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, shall be heard and determined exclusively in any federal court sitting in the District of Delaware or, if that court does not have subject matter jurisdiction, in any state court located in Delaware (and, in each case, any appellate court thereof), and the Parties hereby (i) consent to and submit to the jurisdiction and venue of such courts, (ii) agree that venue would be proper in such courts, and waive any objection that they may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any claim or proceeding, and (iii) agrees providing notice to the Persons and in the manner listed in Section 10.04 or any other process required or permitted by any such court, will be effective service of process; provided that nothing herein will be deemed to prevent a Party from making service of process by any means authorized by the Laws of the State of Delaware. The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any claim or proceeding.

SECTION 10.12 Waiver of Jury Trial.  Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any Action of any kind or description, whether in law or in equity whether in contract or in tort or otherwise, directly or indirectly, arising out of or relating to this Agreement, the Acquisition or any transaction contemplated hereby or thereby.  Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) understands and has considered the implications of this waiver, (c) makes this waiver unconditionally, and (d) acknowledges that it and the other Party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.12.

SECTION 10.13 Enforcement.

(a)         The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone.  Except as otherwise set forth in this Section 10.13, the Parties acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Section 9.01, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court as specified in Section 10.11, in addition to any other remedy to which they are entitled at Law or in equity.

(b)         Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 10.13. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.  The Parties further agree that (i) by seeking the remedies provided for in this Section 10.13, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages, to the extent available) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.13 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.13 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.13 prior or as a condition to exercising any termination right under Section 9.01 (and pursuing damages after such termination, to the extent available), nor shall the commencement of any legal proceeding pursuant to this Section 10.13 or anything set forth in this Section 10.13 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 9.01 or pursue any other remedies under this Agreement that may be available then or thereafter.

SECTION 10.14 Retention of Counsel.

(a)          If and to the extent that any of Purchaser and its Affiliates obtain or claim to have obtained the right to assert that any legal counsel, including Freshfields Bruckhaus Deringer US LLP and Freshfields Bruckhaus Deringer LLP, has a conflict of interest as a result of any work performed, representation or relationship by such counsel for, of or with any Seller Related Person (as defined below) prior to Closing to the extent in connection with this Agreement, the Ancillary Agreements, other agreements or documents contemplated hereby or thereby, or any transactions contemplated hereby or thereby (such work, representation or relationship, a “Pre-Closing Representation”), Purchaser waives and shall not assert, and shall cause its Affiliates to waive and not to assert, to the fullest extent permitted by Law, any such conflict of interest in any matter arising in connection with this Agreement, the Ancillary Agreements, other agreements or documents contemplated hereby or thereby, or any transactions contemplated hereby or thereby.  As used in this Section 10.14, “Seller Related Person” means Seller, its Subsidiaries and their and their Affiliates’ respective stockholders, officers, employees, agents, representatives and directors.

(b)         Purchaser waives and shall not assert, and agrees to cause its Affiliates to waive and not to assert, any attorney-client privilege, work product protection or any other applicable legal privilege or protection with respect to any document or record created by or for any legal counsel to a Seller Related Person, or communication between any legal counsel and any Seller Related Person, in each case created or occurring in connection with (i) any Pre-Closing Representation (including in connection with a dispute with Purchaser or its Affiliates in connection with this Agreement) or (ii) any third Party claim where Seller is leading the defense of such third Party claim and has agreed to indemnify Purchaser and its Affiliates (“Indemnified Third Party Claim Materials”); it being the intention of the Parties that all such rights to such attorney-client privilege, work product protection or other applicable legal privilege or protection and rights to control such attorney-client privilege, work product protection or other applicable legal privilege or protection shall be retained by Seller or such other Seller Related Person, as the case may be (or legal counsel to Seller or such other Seller Related Person in the event the protection or privilege belongs to the legal counsel), and that Seller or such other Seller Related Person, as applicable, and not any of Purchaser, or its Affiliates, shall have the sole right to decide whether or not to waive any such attorney-client privilege, work product protection or other applicable legal privilege or protection.

(c)         From and after Closing, none of Purchaser or its Affiliates shall have access to any document or record created by or for any legal counsel to a Seller Related Person, or communication between any legal counsel and any Seller Related Person, in each case created or occurring in connection with any Pre-Closing Representation (including in connection with a dispute with Purchaser or its Affiliates (including in connection with any claim by any of Purchaser or any of its Affiliates in connection with this Agreement)) or any Indemnified Third Party Claim Materials, all of which shall be Excluded Assets and shall be and remain the property of Seller or such other Seller Related Person, as the case may be (or legal counsel to Seller or such other Seller Related Person in the event the protection or privilege belongs to the legal counsel), and not of Purchaser or its Affiliates, and Purchaser shall not, and shall cause its Affiliates and each Person acting or purporting to act on their behalf not to, seek to obtain the same by any process on the grounds that the privilege or protection attaching to such documents, records or communications belongs to any of Purchaser or its Affiliates, does not belong to Seller or any Seller Related Person, or has been waived or otherwise lost by Seller or any Seller Related Person (or legal counsel to Seller or such Seller Related Person in the event the protection or privilege belongs to the legal counsel).

SECTION 10.15 Disclosure Schedules.  Notwithstanding anything to the contrary contained in the Seller Disclosure Schedule or in this Agreement, (i) the information and disclosures contained in any Section of the Seller Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Seller Disclosure Schedule as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent on the face of the Seller Disclosure Schedule that such disclosure is applicable notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of the Seller Disclosure Schedule in this Agreement, (ii) certain items and matters are listed in the Seller Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement, (iii) in no event shall the listing of items or matters in the Seller Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants and agreements contained in this Agreement, (iv) no reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of the Seller Disclosure Schedule shall be construed as an admission, evidence or indication that such item or matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or matter is required to be referred to or disclosed in this Agreement or in the Seller Disclosure Schedule and (v) without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any Contract, Law or Order shall be construed as an admission, evidence or indication that a breach or violation exists or has actually occurred.

SECTION 10.16 No Presumption.  The Parties to this Agreement agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the Parties’ negotiations.  Each Party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby.  The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a Party or Parties on the grounds that the Party or Parties drafted or was more responsible for drafting the provisions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

SECTION 10.17 Fiduciary Obligations.  Nothing in this Agreement, or any document related to the transactions contemplated hereby, will require Seller or any of its governing bodies, directors, officers or members, in each case, in their capacity as such, to take any action, or to refrain from taking any action, to the extent inconsistent with their fiduciary obligations or applicable Law.

SECTION 10.18 Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by electronic means (including portable document format) shall be as effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of Seller and Purchaser has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BOXED, INC.

By:	/s/ Mark Zimowski
Name: Mark Zimowski
Title: Chief Financial Officer

SPRESSO, LLC

By:	/s/ John Doyle
Name: John Doyle
Title: Authorized Signatory

Exhibit A

Form of Assignment and Assumption Agreement

Exhibit B

Form of Bill of Sale

Exhibit C

Form of Trademark Assignment Agreement

Exhibit D

Form of Copyright Assignment Agreement